UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Infinity Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 11, 2011

Dear Stockholder:

You are cordially invited to attend our 2011 annual meeting of stockholders to be held at 8:00 a.m. local time on Wednesday, May 18, 2011, at the Stonehedge Inn, 160 Pawtucket Boulevard, Tyngsboro, Massachusetts 01879.

The Notice of Annual Meeting and Proxy Statement that accompany this letter describe the items to be voted on at the annual meeting. We hope you will be able to attend and participate in the meeting. Whether or not you plan to attend, please review the accompanying materials carefully and take the time to cast your vote – it is important that your shares be represented and voted at the meeting.

On behalf of your Board of Directors and our community of Citizen-Owners, we would like to thank you for your continued support of, and interest in, Infinity.

Yours sincerely,

Adelene Q. Perkins

President and Chief Executive Officer

780 Memorial Drive	¢
Cambridge, MA 02139

TEL: 617.453.1000
FAX: 617.453.1001

INFINITY PHARMACEUTICALS, INC.

780 Memorial Drive

Cambridge, Massachusetts 02139

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 18, 2011

To our stockholders:

We invite you to our 2011 annual meeting of stockholders, which will be held at the Stonehedge Inn, 160 Pawtucket Boulevard, Tyngsboro, Massachusetts 01879, on Wednesday, May 18, 2011 at 8:00 a.m., local time. At the meeting, stockholders will consider and act upon the following matters:

1.	To elect 11 directors to serve for a one-year term expiring at the 2012 annual meeting of stockholders;

2.	To approve an advisory (non-binding) vote on executive compensation;

3.	To hold an advisory (non-binding) vote on the frequency of future executive compensation advisory votes;

4.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record as of March 28, 2011 will be entitled to notice of and to vote at the annual meeting or any adjournment thereof. Our stock transfer books will remain open for the purchase and sale of our common stock.

If you are a stockholder of record, you may submit your proxy (1) over the internet at www.proxyvote.com, (2) by telephone at 1-800-690-6903 or (3) by mail, or you may vote in person at the meeting. For specific instructions, please refer to the second page of the accompanying proxy statement and the instructions on the proxy card relating to the annual meeting. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. EDT on May 17, 2011.

If you are a stockholder whose shares are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide you a vote instruction form with this proxy statement, which you may use to direct how your shares will be voted. You must instruct your broker how to vote with respect to the election of directors (Proposal No. 1) and each advisory vote (Proposal Nos. 2 and 3); your broker can not exercise its discretion to vote on these proposals on your behalf. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

We hope that you will attend the annual meeting. Whether or not you plan to attend, we urge you to vote your shares over the Internet or by telephone, or to complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their stock personally, even if they have previously submitted their proxies.

By Order of the Board of Directors,

Gerald E. Quirk
Vice President, Corporate Affairs, General Counsel and Secretary

Cambridge, Massachusetts

April 11, 2011

i

INFINITY PHARMACEUTICALS, INC.

780 Memorial Drive

Cambridge, Massachusetts 02139

PROXY STATEMENT FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 18, 2011

This proxy statement contains information about our 2011 annual meeting of stockholders. The meeting will be held on Wednesday, May 18, 2011, beginning at 8:00 a.m. local time, at the Stonehedge Inn, 160 Pawtucket Boulevard, Tyngsboro, Massachusetts 01879. You may obtain directions to the location of the annual meeting by contacting Jaren Madden in our investor relations department. She may be contacted at 780 Memorial Drive, Cambridge, Massachusetts 02139; telephone: 617-453-1336; e-mail: irpr_info@infi.com.

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at the annual meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions on your proxy, it will be voted in accordance with the recommendations of our board of directors. You may revoke your proxy at any time before it is exercised at the meeting by giving our corporate secretary, Gerald E. Quirk, written notice to that effect. He may be contacted at 780 Memorial Drive, Cambridge, Massachusetts 02139; telephone: 617-453-1224; e-mail: gerald.quirk@infi.com.

These proxy materials, together with our annual report to stockholders for our 2010 fiscal year, are first being mailed to stockholders on or about April 11, 2011.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on May 18, 2011:

This proxy statement and the 2010 annual report to stockholders are available for viewing, printing and downloading at www.infi.com/proxy.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will consider and vote on the following matters:

1. To elect 11 directors to serve for a one-year term expiring at the 2012 annual meeting of stockholders;

2. To approve an advisory (non-binding) vote on executive compensation;

3. To hold an advisory (non-binding) vote on the frequency of future executive compensation advisory votes;

4. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

Who can vote?

To be able to vote, you must have been a stockholder of record at the close of business on March 28, 2011. This date is the record date for the annual meeting.

Stockholders of record at the close of business on March 28, 2011 are entitled to vote on each proposal at the annual meeting. The number of outstanding shares entitled to vote on each proposal at the meeting is 26,545,911 shares of our common stock.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on.

Is my vote important?

Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

How do I vote?

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways.

1. You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world at www.proxyvote.com, by following the instructions on that site or on the “Vote by Internet” instructions on the enclosed proxy card.

2. You may vote by telephone. You may vote your shares by calling 1-800-690-6903 and following the instructions provided, or following the “Vote by Phone” instructions on the enclosed proxy card.

3. You may vote by mail. You may vote by completing and signing the proxy card enclosed with this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors.

4. You may vote in person. If you attend the meeting, you may vote by delivering your completed proxy card in person or by completing a ballot. Ballots will be available at the meeting.

Our board of directors recommends that you vote “FOR” Proposal Nos. 1, 2 and 4 and vote “THREE YEARS” on Proposal No. 3 as the frequency to hold future advisory votes on executive compensation.

Can I change my vote after I have mailed my proxy card or after I have voted my shares over the Internet or by telephone?

Yes. You can change your vote and revoke your proxy at any time before the polls close at the meeting by doing any one of the following things:

•	signing another proxy card with a later date;

•	giving our corporate secretary written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not change your vote or revoke your proxy.

Can I vote if my shares are held by a bank or brokerage firm in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, that bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares held in “street name,” you will need to follow the directions your bank or brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm (Proposal No. 4) is such a “discretionary item.” However, your bank or brokerage firm will not be allowed to vote your shares with respect to certain “non-discretionary” items. The election of directors (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 2), and the frequency with which we will hold an advisory vote on future executive compensation advisory votes (Proposal No. 3) are all “non-discretionary” items. If you do not instruct your bank or brokerage firm how to vote with respect to such “non-discretionary” items, your bank or brokerage firm may not vote with respect to those proposals and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in street name by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in street name, you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date (March 28, 2011) in order to vote those shares at the meeting. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

How do I vote my 401(k) shares?

If you participate in the Infinity Pharmaceuticals Stock Fund through our company’s 401(k) Plan and Trust, or 401(k) Plan, your proxy will also serve as a voting instruction for Fidelity Management Trust Company, or Fidelity, which serves as trustee of the 401(k) Plan, with respect to shares of our common stock held in your 401(k) Plan account, or 401(k) Plan shares, as of the record date. You should sign the proxy card and return it in the enclosed envelope to Broadridge Financial Solutions, Inc., or you may submit your proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. Broadridge will notify Fidelity of the manner in which you have directed your 401(k) Plan shares to be voted. Fidelity will vote your 401(k) Plan shares as of the record date in the manner that you direct. If Broadridge does not receive your voting instructions from you by 11:59 p.m. eastern time on May 13, 2011, Fidelity will not vote your 401(k) Plan shares.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on March 28, 2011, the record date, or at least 13,272,956 shares.

Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for the purpose of determining whether a quorum exists at the meeting for that proposal.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item, and how will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted in person, by mail, over the Internet or by telephone, or on a ballot voted in person at the meeting.

Election of directors. Under our bylaws, a nominee will be elected to our board of directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election. Abstentions and broker non-votes do not count as votes “for” or “against” and therefore have no effect on the outcome of the voting. If the shares you own are held in street name by a bank or brokerage firm, that bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your bank or brokerage firm how to vote with respect to this proposal, your bank or brokerage firm will not vote with respect to this proposal. If an uncontested incumbent director nominee receives a majority of votes “against” his election, the director must tender a resignation from our board. Our board of directors, acting through the Nominating and Corporate Governance Committee, will then decide whether to accept the resignation or other action should be taken. We will publicly disclose our board’s decision and its reasoning with regard to the offered resignation.

Advisory Vote on the Compensation of our Named Executive Officers. The approval of the advisory vote on the compensation of our named executive officers requires the affirmative vote of the holders of a majority in voting power of shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as votes against this proposal. If you do not instruct your bank or brokerage firm how to vote with respect to this item, your bank or brokerage firm will not vote with respect to this proposal. Such broker non-votes will have the same effect as votes against this proposal.

Advisory Vote on the Frequency of an Advisory Vote on the Compensation of our Named Executive Officers. The approval of one of the three frequency options under the advisory vote on the compensation of our named executive officers requires the affirmative vote of the holders of a majority in voting power of shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as votes against each of the options under this proposal. If you do not instruct your bank or brokerage firm how to vote with respect to this proposal, your bank or brokerage firm will not vote with respect to this proposal. Such broker non-votes will have the same effect as votes against each of the options under this proposal. With respect to this proposal, if none of the frequency options (one year, two years or three years) receive a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been recommended by stockholders. However, because this vote is advisory and not binding on us or our board in any way, our board may decide that it is in our and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the alternative approved by our stockholders.

Ratification of the selection of independent registered public accounting firm. Under our bylaws, the affirmative vote of a majority in voting power of shares of stock present in person at the annual meeting or by proxy, and entitled to vote on the proposal is needed to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. If the shares you own are held in street name by a bank or brokerage firm, that bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not provide instructions, the bank or brokerage firm may vote your shares or leave them unvoted. In the event your bank or brokerage firm leaves your shares unvoted, such non-votes will have the same effect as votes against this proposal. If you vote to “abstain” from voting, your shares will not be voted “for” or “against” the proposal, which has the same effect as a vote against the proposal.

Who will count the votes?

The votes will be counted, tabulated and certified by Broadridge Financial Solutions, Inc.

Will my vote be kept confidential?

Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the board of directors. The inspector of election will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote:

FOR the election of each of the 11 nominees to serve on our board of directors, each for a one year term;

FOR the approval of the compensation of our named executive officers;

“THREE YEARS” as the frequency with which we will hold future advisory votes on executive compensation; and

FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

Will any other matters be voted on at this meeting?

We do not know of any other matters that may come before the meeting. If any other matters are properly presented at the meeting, the persons named on the accompanying proxy card intend to vote, or otherwise act, in accordance with their judgment on those matters. Our bylaws establish the process for a stockholder to bring a matter before a meeting. See “How and when may I submit a stockholder proposal, including a stockholder nomination for director, for the 2012 annual meeting?” below.

Where can I find the voting results?

We will report the voting results in a Form 8-K filed with the U.S. Securities and Exchange Commission, or SEC, within four business days after the end of our annual meeting.

How and when may I submit a stockholder proposal, including a stockholder nomination for director, for the 2012 annual meeting?

In accordance with the rules of the SEC, if you are interested in submitting a proposal to be included in the proxy statement for our 2012 annual meeting of stockholders, we must receive your proposal, addressed to Gerald E. Quirk, Esq., Vice President, Corporate Affairs and General Counsel, Infinity Pharmaceuticals, Inc., 780 Memorial Drive, Cambridge, Massachusetts 02139, no later than December 10, 2011.

In addition, our bylaws require that we be given advance written notice for nominations for election to our board of directors and other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement. We must receive such proposals not later than the close of business on February 17, 2012, nor earlier than the close of business on January 19, 2012. If the date of our 2012 annual meeting of stockholders is prior to April 18, 2012 or after July 27, 2012, we must receive such proposals not earlier than the close of business on the 120th day prior to the 2012 annual meeting of stockholders nor later than the tenth day following the date of the first public announcement of such meeting. To submit a proposal, a stockholder must send a notice containing the supporting information set forth in our bylaws to Mr. Quirk at the address provided above.

Who will bear the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person, without additional compensation. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse brokers, custodians and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

How can I obtain an Annual Report on Form 10-K?

Our annual report on Form 10-K for the fiscal year ended December 31, 2010 is available on our website at www.infi.com. If you would like a copy of our annual report on Form 10-K, including the financial statements, or any of its exhibits, we will send you one without charge. Please contact Jaren Madden in our investor relations department. She may be contacted at 780 Memorial Drive, Cambridge, Massachusetts 02139; telephone: 617-453-1336; e-mail: irpr_info@infi.com.

Whom should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact Jaren Madden in our investor relations department. She may be contacted at 780 Memorial Drive, Cambridge, Massachusetts 02139; telephone: 617-453-1336; e-mail: irpr_info@infi.com.

STOCKHOLDERS SHARING THE SAME ADDRESS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call Jaren Madden in our investor relations department. She may be contacted at 780 Memorial Drive, Cambridge, Massachusetts 02139; telephone: 617-453-1336; e-mail: irpr_info@infi.com. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as of February 28, 2011 by:

•	stockholders we know to beneficially own more than 5% of our outstanding common stock;

•	each of our current directors and nominees for director named in this proxy statement;

•	each of our executive officers named in the Summary Compensation Table included in this proxy statement; and

•	all of our current directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Owned	+	Common Stock Underlying Options and Other Rights Acquirable Within 60 Days (2)	=	Total Beneficial Ownership (#)	Percentage of Common Stock Beneficially Owned (%) (3)
5% Stockholders
Beacon Company(4)	3,000,000		2,500,000		5,500,000	18.9%
Rosebay Medical Company L.P.(5)	3,000,000		2,500,000		5,500,000	18.9%
Entities affiliated with Biotechnology Value Fund, L.P.(6)	2,572,908		—		2,572,908	9.7%
Entities affiliated with Prospect Venture Partners II, L.P.(7)	2,102,445		—		2,102,445	7.9%
T. Rowe Price Associates, Inc.(8)	2,001,696		—		2,001,696	7.5%
Novartis AG(9)	1,434,478		—		1,434,478	5.4%

Directors
Steven H. Holtzman	275,535		585,416		860,951	3.2%
Martin Babler	—		24,375		24,375	*
Anthony B. Evnin, Ph.D.(10)	1,176,284		70,782		1,247,066	4.7%
Eric S. Lander, Ph.D.(11)	82,758		41,585		124,343	*
Patrick P. Lee	—		45,000		45,000	*
Arnold J. Levine, Ph.D.	15,287		49,085		64,372	*
Thomas J. Lynch, M.D.	—		15,000		15,000	*
Adelene Q. Perkins	316,538		632,942		949,480	3.5%
Franklin H. Moss, Ph.D.(12)	56,128		41,585		97,713	*
Ian F. Smith	—		31,875		31,875	*
James B. Tananbaum, M.D.(13)	134,690		40,782		175,472	*
Michael C. Venuti, Ph.D.	50,000		59,375		109,375	*

Other Named Executive Officers
Julian Adams, Ph.D.(14)	262,945		428,761		691,706	2.6%
Vito J. Palombella, Ph.D.	4,117		194,768		198,885	*
All current directors and executive officers as a group (17 persons)	2,376,962		2,378,067		4,755,029	16.4%

*	Represents holdings of less than one percent.
(1)	Unless otherwise indicated, the address for each person is to the care of Infinity Pharmaceuticals, Inc., 780 Memorial Drive, Cambridge, Massachusetts 02139.
(2)	The number of shares of our common stock owned by each person is determined under the rules of the Securities and Exchange Commission, or SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after February 28, 2011 through the exercise of any stock option or other right.

(3)	Percentage of beneficial ownership is based on 26,545,580 shares of our common stock outstanding as of February 28, 2011. In addition, shares of common stock subject to options or other rights currently exercisable, or exercisable within 60 days of February 28, 2011, are deemed outstanding and beneficially owned for the purpose of computing the percentage beneficially owned by (i) the individual holding such options or other rights (but not any other individual) and (ii) the directors and executive officers as a group.
(4)	Includes 2,500,000 shares of common stock issuable upon the exercise of currently exercisable warrants. Beacon Company’s partners are Stanhope Gate Corp., a British Virgin Islands company and Beacon Trust Company Limited, as Trustee under Settlement dated 31 December 1993. Beacon Company’s principal executive offices are located at Don Street, St. Helier, Jersey JE4 9WG, Channel Islands. For information regarding Beacon Company, we have relied on the Schedule 13D filed by Beacon Company and Rosebay Medical Company L.P. with the SEC on December 1, 2008 and the Schedule 13D/A filed by Beacon Company and Rosebay Medical Company L.P. with the SEC on January 16, 2009.
(5)	Includes 2,500,000 shares of common stock issuable upon the exercise of currently exercisable warrants. Rosebay Medical Company L.P.’s general partner is Rosebay Medical Company, Inc., a Delaware corporation. Rosebay Medical Company L.P.’s principal executive offices are located at 14000 Quail Springs Parkway #2200, Oklahoma City, Oklahoma 73134. For information regarding Rosebay Medical Company L.P., we have relied on the Schedule 13D filed by Beacon Company and Rosebay Medical Company L.P. with the SEC on December 1, 2008 and the Schedule 13D/A filed by Beacon Company and Rosebay Medical Company L.P. with the SEC on January 16, 2009.
(6)	Consists of 587,908 shares of common stock held by Biotechnology Value Fund, L.P., 407,000 shares of common stock held by Biotechnology Value Fund II, L.P., 1,410,000 shares of common stock held by BVF Investments, L.L.C., and 168,000 shares of common stock held by Investment 10, L.L.C. The address of Biotechnology Value Fund, L.P. is 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611. For information regarding Biotechnology Value Fund, L.P., we have relied on the Schedule 13G filed by Biotechnology Value Fund, L.P. with the SEC on February 9, 2010.
(7)	Consists of 1,417,508 shares of common stock held by Prospect Venture Partners II, L.P. and 684,937 shares of common stock held by Prospect Venture Partners, L.P. The general partner of Prospect Venture Partners II, L.P. is Prospect Management Co. II, L.L.C. The managing directors of Prospect Management Co. II, L.L.C., David Schnell, Alexander Barkas and Russell Hirsch, share voting and investment power over the shares held of record by Prospect Venture Partners II, L.P. The general partner of Prospect Venture Partners, L.P. is Prospect Management Co., L.L.C. The managing directors of Prospect Management Co., L.L.C., David Schnell and Alexander Barkas, share voting and investment power over the shares held of record by Prospect Venture Partners, L.P. Each of the managing directors listed above disclaims beneficial ownership of the shares over which he shares voting and investment power, except to the extent of his pecuniary interest therein. The address of Prospect Venture Partners is 435 Tasso Street, Suite 200, Palo Alto, California 94301.
(8)	The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202 For information regarding T. Rowe Price Associates, Inc. we have relied on the Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 9, 2011.
(9)	Consists of 1,134,809 shares of common stock held by Novartis Pharma AG and 299,669 shares of common stock held by Novartis BioVentures Ltd. Novartis AG, as the parent of each of Novartis Pharma AG and Novartis BioVentures Ltd., may be deemed to beneficially own such shares. The address of Novartis AG is Lichtstrasse 35, 4056-Basel, Switzerland. For information regarding Novartis AG, we have relied on the Schedule 13G filed by Novartis AG with the SEC on February 14, 2007.
(10)	Includes 211,504 shares of common stock held by Venrock Associates, 941,249 shares of common stock held by Venrock Associates III, L.P. and 23,531 shares of common stock held by Venrock Entrepreneurs Fund III, L.P. Venrock Associates is a limited partnership of which Dr. Evnin is a General Partner. Dr. Evnin shares voting and investment power with respect to securities held of record by Venrock Associates with the General Partners of Venrock Associates. Venrock Associates III, L.P. is a limited partnership of which Venrock Management III, LLC is the General Partner. Dr. Evnin is a Member of Venrock Management III, LLC and shares voting and investment power with the Members of Venrock Management III, LLC with respect to securities held of record by Venrock Associates III, L.P. Venrock Entrepreneurs Fund III, L.P. is a limited partnership of which VEF Management III, LLC is the General Partner. Dr. Evnin is a Member of VEF Management III, LLC and shares voting and investment power with the Members of VEF Management III, LLC with respect to securities held of record by Venrock Entrepreneurs Fund III, L.P. Dr. Evnin disclaims beneficial ownership of all such securities listed above, except to the extent of his pecuniary interest therein. The address of Venrock is 530 Fifth Avenue, 22nd Floor, New York, New York 10036.
(11)	Consists of 71,707 shares of common stock held by Dr. Lander and 11,051 shares of common stock held by a trust for which Dr. Lander serves as a trustee. Dr. Lander shares voting and investment power with the other trustee over the shares held by this trust.
(12)	Consists of shares of common stock held by a trust for which Dr. Moss serves as trustee and has voting and investment power.
(13)	Consists of shares of common stock held by a trust for which Dr. Tananbaum serves as trustee and has voting and investment power.
(14)	Includes 254,584 shares held by a trust for which Dr. Adams serves as trustee and has voting and investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, or Exchange Act, requires our directors, officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during the year ended December 31, 2010, our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.

PROPOSAL 1—ELECTION OF DIRECTORS

All of our directors stand for election annually. The board of directors has set the number of directors at 11. Unless you indicate otherwise on your proxy, the persons named in the accompanying proxy will vote to elect Messrs. Babler, Holtzman, Lee and Smith, Drs. Evnin, Lander, Levine, Lynch, Tananbaum and Venuti, and Ms. Perkins as directors to serve until our 2012 annual meeting of stockholders and until his or her successor is duly elected and qualified. Each of the nominees is currently a member of our board of directors, and each has indicated his or her willingness to serve if elected. If any nominee should be unable to serve, however, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the board of directors.

Dr. Moss, who is currently a member of our board of directors, is retiring from the board effective May 17, 2011 and is not standing for re-election as director. Dr. Moss, age 62, has served as a member of our board of directors since September 2006. Dr. Moss was a co-founder and a member of the board of directors of Infinity Discovery, Inc., which merged into our predecessor company in September 2006, from 2001 until the time of such merger. Since 1998, Dr. Moss has been President of Strategic Software Ventures LLC, a firm that nurtures enterprise software startup companies, and since February 2006, Dr. Moss has served as Director of The Media Lab and Weisner Professor of Media Arts and Sciences at the Massachusetts Institute of Technology. From 2001 through 2003, Dr. Moss served as Chairman of the Informatics Advisory Board of Infinity Discovery, Inc. From 1991 to 1996, Dr. Moss served as Chief Executive Officer and Chairman of Tivoli Systems, a private software company sold to IBM in 1996. Prior to joining Tivoli Systems, Dr. Moss held a variety of positions with Lotus Development, Stellar Computer, Apollo Computer and IBM Research. Dr. Moss received a B.S. in Aerospace and Mechanical Sciences from Princeton University and an S.M. and Ph.D. in Aeronautics and Astronautics from the Massachusetts Institute of Technology. Dr. Moss’s qualifications to sit on our board of directors included his experience as a successful entrepreneur and his expertise in organizational development matters.

Director Qualifications

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each nominee has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director, we also believe that each of our director nominees has a reputation for integrity, honesty and adherence to high ethical standards. Each has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board. Finally, we value their significant experience on other public company boards of directors and board committees.

Information about the number of shares of common stock beneficially owned by each of the nominees for director appears above under the heading “Stock Ownership of Certain Beneficial Owners and Management.” There are no family relationships between or among any of our officers, directors or nominees for director.

Martin Babler, age 46, has served as a member of our board of directors since May 2008. Mr. Babler is Chief Executive Officer of Talima Therapeutics, Inc., a privately-held drug delivery company, a position he has held since February 2008. Prior to joining Talima, from 2000 to 2006, Mr. Babler was Vice President of Immunology Sales and Marketing, and Director of Cardiovascular Marketing, at Genentech, Inc, a publicly traded biopharmaceutical company. Prior to joining Genentech, Mr. Babler held various roles of increasing responsibility in sales, sales management, marketing and business development with Eli Lilly and Company. Mr. Babler holds a degree in Pharmacy/Pharmacology from the Swiss Federal Institute of Technology in Zurich, Switzerland and attended the Executive Development Program at Kellogg Graduate School of Management. We believe Mr. Babler’s qualifications to sit on our board of directors include his experience in the commercialization of biopharmaceutical products and the integration of scientific and commercial disciplines.

Anthony B. Evnin, Ph.D., age 70, has served as a member of our board of directors since September 2006 and a member of the board of directors of Infinity Discovery, Inc. from June 2001 until the time of its merger with our predecessor company in September 2006. Since 1975, Dr. Evnin has served as a Partner of Venrock, a venture capital firm. Dr. Evnin also serves as a director of a number of private companies, as well as Icagen, Inc. and Pharmos Corporation, both publicly-traded biopharmaceutical companies. Dr. Evnin is also a Trustee of The Rockefeller University, a Trustee Emeritus of Princeton University, and a member of the Board of Overseers of Memorial Sloan-Kettering Cancer Center. He previously served as a director of the following publicly traded biopharmaceuticals companies during the last five years: Memory Pharmaceuticals Corp., Sunesis, Inc., Renovis, Inc., and Coley Pharmaceuticals Group, Inc. Dr. Evnin received an A.B. in Chemistry from Princeton University and a Ph.D. in Chemistry from the Massachusetts Institute of Technology. We believe Dr. Evnin’s qualifications to sit on our board of directors include his substantial experience as an investor in, and director of, early stage biopharmaceutical companies as well as his expertise in corporate strategy.

Steven H. Holtzman, age 57, has served as Chair of our board of directors since September 2006, as our Executive Chair from January through December 2010, as our Chief Executive Officer from September 2006 through December 2009, and as our president from October 2007 to October 2008. Mr. Holtzman is also a co-founder of Infinity Discovery, Inc. and served as its Chief Executive Officer and as Chair of its board of directors from inception in 2001 until the time of its merger with our predecessor company in September 2006. Since January 2011, Mr. Holtzman has served as Executive Vice President of Corporate Development of Biogen Idec, Inc., a publicly traded biopharmaceutical company, where he is responsible for corporate strategy, business development, portfolio management, program leadership and the company’s venture fund. From 1994 to 2001, Mr. Holtzman served as Chief Business Officer of Millennium Pharmaceuticals, Inc., a publicly-traded pharmaceutical company. From 1996 to 2001, Mr. Holtzman served as a presidential appointee to the National Bioethics Advisory Commission, the principal advisory body to the President and Congress on ethical issues in the biomedical and life sciences. Prior to joining Millennium Pharmaceuticals, Inc., from 1986 to 1994, Mr. Holtzman was a founder and Executive Vice President of DNX Corporation, a publicly-traded biotechnology company. Mr. Holtzman serves as a trustee of the Berklee College of Music and served as a director of Anadys Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, from August 2004 and July 2010. Mr. Holtzman received a B.A. in Philosophy from Michigan State University and a B.Phil. in Philosophy from Oxford University, which he attended as a Rhodes Scholar. We believe Mr. Holtzman’s qualifications to sit on our board of directors include his extensive experience as a senior business executive in the biopharmaceutical industry, including as our founder, Chair, and former Chief Executive Officer, and his vision and leadership in nurturing our innovative culture of citizen-ownership.

Eric S. Lander, Ph.D., age 54, has served as a member of our board of directors since September 2006. Dr. Lander was a co-founder and a member of the board of directors of Infinity Discovery, Inc. from 2001 until the time of its merger with our predecessor company in September 2006. Dr. Lander has been a Professor and Associate Professor of Biology at the Massachusetts Institute of Technology since 1990 and a Professor of Systems Biology at Harvard Medical School since 2004. Dr. Lander has served as the founding Director of The Eli and Edythe L. Broad Institute, a biomedical research institute formed by MIT and Harvard University, since 2003 and as a member of the Whitehead Institute for Biomedical Research since 1989. Dr. Lander currently serves as co-chair of the United States President’s Council of Advisers on Science and Technology. From 1993 to 2003, Dr. Lander was the Director of the Whitehead/MIT Center for Genome Research. He also served as a director of Millennium Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, during the last five years. Dr. Lander received an A.B. in Mathematics from Princeton University and a D.Phil. in Mathematics from Oxford University, which he attended as a Rhodes Scholar. We believe Dr. Lander’s qualifications to sit on our board of directors include his scientific acumen and expertise in the fields of genomics and human genetic diseases.

Patrick P. Lee, age 55, has served as a member of our board of directors since September 2006 and a member of the board of directors of Infinity Discovery, Inc. from September 2002 until the time of its merger with our predecessor company in September 2006. Mr. Lee has been a General Partner of Ares Life Sciences, an investment firm, since February 2009. Prior to joining Ares Life Sciences, Mr. Lee was a General Partner of Advent Venture Partners, a venture capital firm, and was employed by Advent Venture Partners from 1999 through February 2009. From 1989 to 1999, Mr. Lee held various positions with Rhone-Poulenc Rorer in the United States, and Rhone Poulenc in Paris, France, where he was most recently Group Vice President for Mergers & Acquisitions. Prior to that he had been with Baxter International, a publicly-traded healthcare products and services company, and Booz Allen and Hamilton, a consulting firm. He served as a director of Algeta AS, a publicly-traded biopharmaceutical company, during the last five years. Mr. Lee received a B.A. in Biology from Vassar College and an M.B.A. from the Stanford Graduate School of Business. We believe Mr. Lee’s qualifications to sit on our board of directors include his experience as an investor in, and director of, early stage biopharmaceutical companies as well as his expertise in strategic business development and finance.

Arnold J. Levine, Ph.D., age 71, has served as a member of our board of directors since September 2006 and a member of the board of directors of Infinity Discovery, Inc. from 2001 until the time of its merger with our predecessor company in September 2006. Since 2002, Dr. Levine has been a Professor at the Institute for Advanced Study and Professor at The Cancer Institute of New Jersey, Robert Wood Johnson School of Medicine. From 1998 to 2002, Dr. Levine was President of Rockefeller University. Prior to joining Rockefeller University, Dr. Levine was the Harry C. Weiss Professor in the Life Sciences and Chairman of the Department of Molecular Biology at Princeton University from 1984 to 1996. Dr. Levine also serves as a director of Theravance, Inc., Applera Corporation and Life Technologies Corp., publicly-traded life science companies. Dr. Levine received a B.A. in Biology from Harpur College, State University of New York at Binghamton and a Ph.D. in Microbiology from The University of Pennsylvania. We believe Dr. Levine’s qualifications to sit on our board of directors include his scientific acumen and the application of scientific discoveries to the development of innovative new medicines.

Thomas J. Lynch, M.D., age 50, has served as a member of our board of directors since October 2009. Dr. Lynch is the Director of the Yale Cancer Center and the Physician-in-Chief at Smilow Cancer Hospital at Yale-New Haven, a position he has held since February 2009. Prior to 2009, Dr. Lynch was the Chief of Hematology-Oncology at Massachusetts General Hospital, or MGH, and a Professor of Medicine at Harvard Medical School. He received his M.D. from Yale University and completed his internship and residency at MGH. Before joining the staff at MGH, Dr. Lynch served as a fellow in medical oncology at the Dana-Farber Cancer Institute. Dr. Lynch is a founding board member and vice chair of the board of the Kenneth B. Schwartz Center for Compassionate Healthcare, a foundation devoted to promoting compassionate health care. We believe Dr. Lynch’s qualifications to sit on our board of directors include his substantial experience in the field of clinical oncology.

Adelene Q. Perkins, age 51, has served as a member of our board of directors and our President and Chief Executive Officer since January 2010, as our President and Chief Business Officer from October 2008 through December 2009 and as our Executive Vice President and Chief Business Officer between September 2006 and October 2008. Ms. Perkins served as Executive Vice President of Infinity Discovery, Inc. from February 2006 until the merger with our predecessor company in September 2006 and Chief Business Officer of Infinity Discovery from June 2002 until September 2006. Ms. Perkins served as Vice President of Business and Corporate Development of TransForm Pharmaceuticals, Inc., a private pharmaceutical company, from 2000 to 2002. From 1992 to 1999, Ms. Perkins held various positions at Genetics Institute, most recently serving as Vice President of Emerging Business and General Manager of the DiscoverEase® business unit. From 1985 to 1992, Ms. Perkins held a variety of positions at Bain & Company, a strategy consulting firm. Ms. Perkins received a B.S. in Chemical Engineering from Villanova University and an M.B.A. from Harvard Business School. We believe Ms. Perkins’ qualifications to sit on our board of directors include her extensive experience as a senior business executive in the biopharmaceutical industry, including as our President and Chief Executive Officer, and her expertise in corporate strategy and business operations.

Ian F. Smith, age 45, has served as a member of our board of directors since May 2008. Mr. Smith is Executive Vice President and Chief Financial Officer of Vertex Pharmaceuticals, Inc., a position he has held since February 2006. From November 2003 to February 2006, he was Vertex’s Senior Vice President and Chief

Financial Officer, and from October 2001 to November 2003, he served as Vertex’s Vice President and Chief Financial Officer. Prior to joining Vertex, Mr. Smith served as a partner in the Life Science and Technology Practice Group of Ernst & Young LLP, an accounting firm, from 1999 to 2001. Mr. Smith initially joined Ernst & Young’s U.K. firm in 1987, and then joined its Boston office in 1995. Mr. Smith currently is a member of the Board of Directors of Acorda Therapeutics, Inc., a publicly-traded biopharmaceutical company, and Tolerx Inc., a privately-held biopharmaceutical company. He also served as a director of Epix Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, during the past five years. Mr. Smith holds a B.A. in accounting and finance from Manchester Metropolitan University, U.K., is a member of the American Institute of Certified Public Accountants and is a Chartered Accountant of England and Wales. We believe Mr. Smith’s qualifications to sit on our board of directors include his experience as the chief financial officer of a publicly traded biopharmaceutical company as well as his expertise in accounting and corporate finance.

James B. Tananbaum, M.D., age 47, has served as a member of our board of directors since September 2006. Dr. Tananbaum was a co-founder and a member of the board of directors of Infinity Discovery, Inc. from 2001 until the time of its merger with our predecessor company in September 2006. Since May 2010, Dr. Tananbaum has served as Chief Executive Officer of Foresite Capital Management, LLC, a healthcare investment company he founded. From 2000 to May 2010, Dr. Tananbaum served as Managing Director of Prospect Venture Partners L.P. II and III, venture partnerships he co-founded. From 1997 to 2000, Dr. Tananbaum served as Chief Executive Officer of Theravance, Inc., a publicly-traded biopharmaceutical company. From 1993 to 1997, Dr. Tananbaum served as a partner of Sierra Ventures, a venture capital firm. Dr. Tananbaum also serves as a director of Jazz Pharmaceuticals, Inc. and Novavax, Inc., both publicly-held biopharmaceutical companies, and the following privately-held biopharmaceutical companies: Vitae Pharmaceuticals, Inc., Pathwork Diagnostics, Inc., RoxRo Pharma, Inc., Cognentus Pharmaceuticals, Inc., Amira Pharmaceuticals, Inc. and Lapis Therapeutics, Inc. He previously served as a director of the following publicly-traded biopharmaceutical companies during the last five years: Critical Therapeutics, Inc. and Vanda Pharmaceuticals, Inc. Dr. Tananbaum received a B.S.E.E. from Yale University and an M.D. and M.B.A. from Harvard University. We believe Dr. Tananbaum’s qualifications to sit on our board of directors include his experience as an investor in, and director of, early stage biopharmaceutical companies as well as his expertise in strategic business development.

Michael C. Venuti, Ph.D., age 57, has served as a member of our board of directors and the board of directors of our predecessor company since May 2003. Dr. Venuti has served as President, Chief Executive Officer and a director of iPierian, Inc., a privately-held biopharmaceutical company, since June 2010, after joining iPierian as President and Chief Scientific Officer in February 2010. Dr. Venuti was Chief Executive Officer and Director of BioSeek, Inc., a privately-held drug discovery company, from November 2007 to February 2010. Prior to that, Dr. Venuti was an Operating Manager at TPG Growth Biotech Ventures, a private equity firm, from January through June 2007. Dr. Venuti served as the Acting Chief Executive Officer of our predecessor company prior to its merger with Infinity Discovery Inc. in September 2006, and as its Chief Scientific Officer from April 2005 through September 2006. Prior to that, he was Senior Vice President of Pharmacogenomics, and was named Senior Vice President of Research and General Manager of Celera South San Francisco when the Celera Genomics Group of Applera Corporation, a life sciences company, acquired Axys Pharmaceuticals, Inc. in 2001. From 1994 through 2001, Dr. Venuti was Director of Medicinal Chemistry, and then Chief Technical Officer, for Axys Pharmaceuticals and its predecessor company, Arris Pharmaceutical Corporation. Dr. Venuti received an A.B. in Chemistry from Dartmouth College and a Ph.D. in Organic Chemistry from the Massachusetts Institute of Technology. We believe Dr. Venuti’s qualifications to sit on our board of directors include his experience and scientific expertise in running research and development operations to drive strategic and business development goals at biotechnology and larger life sciences companies.

Our board of directors recommends that you vote FOR the election of each of the director nominees named above.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted policies and procedures that we believe are in the best interests of Infinity and our stockholders.

You can access the current charters for our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Research and Development Committee, our Corporate Governance Guidelines, and our Code of Business Conduct and Ethics at www.infi.com or by contacting Jaren Madden in our investor relations department. She may be reached at 780 Memorial Drive, Cambridge, Massachusetts 02139; telephone: 617-453-1336; e-mail: irpr_info@infi.com.

Corporate Governance Guidelines; Code of Business Conduct and Ethics

Our board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of Infinity and our stockholders. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•	the principal responsibility of the directors is to oversee our management;

•	a majority of the members of the board shall be independent directors, unless otherwise permitted by NASDAQ rules;

•	the independent directors meet at least twice a year and at other times at the request of any independent director;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors; and

•	at least annually, the Nominating and Corporate Governance Committee oversees a self-evaluation by the board and its committees to assess the effectiveness of the board and its committees.

In addition, our corporate governance guidelines set forth our policy that directors should attend annual stockholder meetings. All of the directors attended our 2010 annual meeting of stockholders, except for Mr. Smith and Drs. Levine and Moss.

We have also adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions. We have posted a copy of the code on our website, www.infi.com. In addition, we intend to post on our website all disclosures that are required by law or the NASDAQ Stock Market listing standards concerning any amendments to, or waivers of, our code.

Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Messrs. Babler, Lee or Smith or Drs. Evnin, Lander, Levine, Lynch, Tananbaum or Venuti has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is or would be an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Further, our board of directors had previously determined that Dr. Moss, who served on our board of directors during the year ended December 31, 2010, did not have a relationship that would have interfered with the exercise of independent judgment in carrying out the responsibilities of a director and that he was an “independent director” as defined above.

Director Candidates: Criteria and Diversity

In considering whether to recommend to our board of directors any particular candidate for inclusion in the board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each nominee. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities. While we do not have a formal policy with respect to diversity, the value of diversity on the board of directors is considered by the Nominating and Corporate Governance Committee and director nominees are not discriminated against on the basis of race, gender, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to independent directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the board.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Gerald E. Quirk, Esq., Vice President, Corporate Affairs and General Counsel, Infinity Pharmaceuticals, Inc., 780 Memorial Drive, Cambridge, Massachusetts 02139. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee, by following the procedures set forth in response to the question “How and when may I submit a stockholder proposal, including a stockholder nomination for director, for the 2012 annual meeting” above.

Communications from Stockholders

Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Dr. Evnin, as our current Lead Outside Director, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Lead Outside Director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board of directors should address such communications to Board of Directors, c/o Gerald E. Quirk, Esq., Vice President, Corporate Affairs and General Counsel, Infinity Pharmaceuticals, Inc., 780 Memorial Drive, Cambridge, MA 02139, or by email to contactboard@infi.com.

Board and Committee Meetings

Our board of directors has responsibility for reviewing our overall performance rather than for overseeing day-to-day operations. The board’s primary responsibility is to oversee the management of our company and, in so doing, serve the best interests of our company and its stockholders. The board selects, evaluates and provides for the succession of executive officers and, subject to oversight by the Nominating and Corporate Governance Committee, the board nominates for election at annual stockholder meetings individuals to serve on our board of directors and elects individuals to fill any vacancies on the board. The board reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources and material proposed transactions. It participates in decisions that have a potential major economic impact on our company. Management keeps the directors informed of our activities through regular written reports and presentations at board and committee meetings.

Our board of directors met six times during our 2010 fiscal year, including by telephone conference. During that year, each of our directors attended 75% or more of the total number of meetings of the board of directors and the committees on which he served, except for Dr. Lander, who attended nine of the 13, or 69%, meetings of the board of directors and the committees on which he served.

Our board has standing Audit, Compensation, Nominating and Corporate Governance, and Research and Development Committees. Each committee has a charter that has been approved by the board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. All members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent, non-employee directors.

Board Leadership Structure

We have separated the roles of Chief Executive Officer and Chair of our board of directors. As our Chief Executive Officer, Ms. Perkins is responsible for setting the strategic direction for our company and for day-to-day leadership and performance of our company, while Mr. Holtzman, as Chair of our board of directors, provides guidance to Ms. Perkins, sets the agenda for board meetings, and presides over meetings of the full board. Because Mr. Holtzman is a former employee and is therefore not “independent,” our board of directors has appointed Dr. Evnin as Lead Outside Director to preside at all executive sessions of the board. The Nominating and Corporate Governance Committee evaluates our board leadership structure from time to time and may recommend alterations of this structure in the future.

Audit Committee

The Audit Committee provides the opportunity for direct contact between our independent registered public accounting firm and the board, and has the following principal duties:

•	appointing, approving the services provided by and the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal control function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal control staff, independent registered public accounting firm and management; and

•	preparing the Audit Committee report required by SEC rules (which is included on page 18 of this proxy statement).

The Audit Committee is authorized to retain advisors and consultants and to compensate them for their services. The Audit Committee has a charter, which is available on our website, www.infi.com.

The current members of the Audit Committee are Messrs. Smith (Chair) and Lee and Dr. Tananbaum. Our board of directors has determined that Mr. Smith is an “Audit Committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and that each of these members is independent as such term is defined under the applicable rules of the NASDAQ Stock Market and as is contemplated by Rule 10A-3 under the Exchange Act. The Audit Committee held five meetings during our 2010 fiscal year. See “Report of the Audit Committee” below.

Compensation Committee

Our Compensation Committee, among other things, provides recommendations to the board regarding our compensation programs, and has the following principal duties:

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing an evaluation of our executive officers;

•	overseeing and administering our incentive compensation and equity-based plans that are subject to approval by the board;

•	reviewing and making recommendations to the board with respect to director compensation;

•	reviewing, discussing with management and recommending to the board the Compensation Discussion and Analysis required by SEC rules (which is included beginning on page 24 of this proxy statement); and

•	preparing the Compensation Committee report required by SEC rules (which is included on page 40 of this proxy statement).

The Compensation Committee is authorized to retain advisors and consultants, including advisors and consultants to assist in the evaluation of executive compensation, and to compensate them for their services. The Compensation Committee has a charter, which is available on our website, www.infi.com. See “Compensation of Executive Officers—Compensation Discussion and Analysis” below for additional information concerning the Compensation Committee’s role, processes and procedures in overseeing executive compensation.

The current members of the Compensation Committee are Mr. Babler (Chair) and Drs. Evnin and Moss. Our board has determined that each of these members is independent as defined under the applicable NASDAQ rules. We intend to appoint another independent director to serve on the Compensation Committee upon Dr. Moss’ retirement from the board. The Compensation Committee held nine meetings during our 2010 fiscal year. See “Compensation of Executive Officers—Compensation Committee Report” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, among other things, provides recommendations to the board regarding the nomination of directors, and has the following principal duties:

•	recommending to the board the persons to be nominated for election as directors at any meeting of stockholders and the persons, if any, to be elected by the board to fill any vacancies on the board;

•	developing and recommending corporate governance principles to the board; and

•	overseeing the annual evaluation of the board and its committees.

The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants and to compensate them for their services. The Nominating and Corporate Governance Committee has a charter, which is available on our website, www.infi.com.

The current members of the Nominating and Corporate Governance Committee are Drs. Evnin (Chair), Lander and Tananbaum. Our board of directors has determined that each of these members is independent as defined under the applicable NASDAQ rules. The Nominating and Corporate Governance Committee held four meetings during our 2010 fiscal year.

Board’s Role in Risk Oversight

The board of directors’ role in our risk oversight process includes receiving regular reports from members of management on areas of material risk, including operational, financial, legal and regulatory, and strategic and reputational risks. The full board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within our company to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chair of the relevant committee reports on the discussion to the full board during the committee reports portion of the next board meeting. This process enables to the board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee discusses our policies with respect to risk assessment and risk management.

Risk Considerations in our Compensation Program

We and our Compensation Committee of our board of directors have reviewed the compensation policies and practices for all of our citizen-owners and have concluded that any risks arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on our company or business. In reaching this conclusion, we and the Compensation Committee considered various factors, including the following:

•

the establishment of base salaries consistent with our executive officers’ responsibilities and market comparables to ensure that our executive officers would not be motivated to take excessive risks to achieve a reasonable level of financial security;

•	the mix between fixed and variable, annual and long-term, and cash and equity compensation, which is intended to encourage strategies and actions that are in our company’s long-term best interests;

•	vesting periods for equity compensation awards that reward sustained stock price appreciation;

•

the evaluation of company performance (which drives the amount of cash and number of shares available for grant under our contingent cash compensation and annual merit stock option programs, respectively) based on a variety of long- and short-term objectives in which no single objective is given substantial weight, thus diversifying the risk associated with any single indicator of performance; and

•

the discretion available to our Compensation Committee not to apply fixed formulae in assessing our company performance, thus enabling the Compensation Committee to, among other things, (a) eliminate the potential incentive for management to conduct activities that are in the company’s annual goals, but which may not, due to new data or other inputs, ultimately prove to be in the best interest of our stockholders, and (b) reward management for making decisions that are in the long-term best interest of our product development programs, even when those decisions result in the failure to meet short-term objectives.

Audit Committee Report

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2010 and has discussed these financial statements with our management and Ernst & Young LLP, our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, Ernst & Young LLP various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding an independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence from Infinity.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010.

By the Audit Committee of the Board of Directors,

Ian F. Smith (Chair)

Patrick P. Lee

James B. Tananbaum, M.D.

Audit Fees

The following table summarizes the fees of Ernst & Young LLP billed to us for each of the last two fiscal years:

	Fiscal Year ended December 31,
Fee Category	2010	2009
Audit Fees(1)	$490,500	$401,500
Audit-Related Fees(2)	1,995	3,000
Tax Fees(3)	67,000	75,700

Total Fees	$559,495	$480,200

(1)	Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, preparation of registration statements on Forms S-3 and S-8, accounting and consultation on matters addressed during the audit or interim reviews, including consultation regarding licensing activities and, in 2010, the SEC’s review of our Form 10-K for the year ended December 31, 2009, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services primarily relate to a subscription to an online database managed by Ernst & Young LLP.
(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. These services primarily relate to preparation of state and federal tax returns. For our 2010 fiscal year, tax fees include analysis by Ernst & Young LLP related to state and federal tax incentive awards, the Worker, Homeownership and Business Assistance Act of 2009 and tax treatment of our development and license agreement with Intellikine, Inc. For our 2009 fiscal year, tax fees include analysis by Ernst & Young LLP related to state and federal tax incentive awards, section 382 of the Internal Revenue Code of 1986 and tax treatment of our alliance with Purdue Pharmaceutical Products L.P. and Mundipharma International Corporation Limited.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve any audit or non-audit service to be provided to us by our independent registered public accounting firm. Any approval of services by the Chair of the Audit Committee pursuant to this delegated authority must be reported on at the next meeting of the Audit Committee.

During our 2010 fiscal year, no services were provided to us by Ernst & Young LLP or any other accounting firm other than in accordance with the pre-approval policies and procedures described above.

Director Compensation

The following table details the total compensation earned by our non-employee directors during our 2010 fiscal year:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Martin Babler	$31,000	—	$27,833	(2)	—	—	—	$58,833
Anthony B. Evnin, Ph.D.	$52,000	—	$55,665	(3)	—	—	—	$107,665
Harry F. Hixson, Jr. Ph.D.(4)	$3,500	—	—		—	—	—	$3,500
Eric S. Lander, Ph.D.	$22,500	—	$20,874	(5)	—	—	—	$43,374
Patrick P. Lee	$21,500	—	$20,874	(6)	—	—	—	$42,374
Arnold J. Levine, Ph.D.	$22,500	—	$20,874	(7)	—	—	—	$43,374
Thomas J. Lynch, M.D.	$24,500	—	$20,874	(8)	—	—	—	$45,374
Franklin H. Moss, Ph.D.	$23,500	—	$20,874	(9)	—	—	—	$44,374
Ian F. Smith	$32,500	—	$34,791	(10)	—	—	—	$67,291
James B. Tananbaum, M.D.	$23,500	—	$20,874	(11)	—	—	—	$44,374
Michael C. Venuti, Ph.D.	$35,500	—	$34,791	(12)	—	—	—	$70,291

(1)	The amounts in this column reflect the aggregate grant date fair value of awards made to such individual.
(2)	Mr. Babler was granted two option awards on May 25, 2010 that had grant date fair values of $20,874 and $6,959. As of December 31, 2010, Mr. Babler did not hold any stock awards, but held options to purchase 24,375 shares of our common stock.

(3)	Dr. Evnin was granted two option awards on May 25, 2010 that had grant date fair values of $20,874 and $34,791. As of December 31, 2010, Dr. Evnin did not hold any stock awards, but held options to purchase an aggregate of 70,782 shares of our common stock. For purposes of this footnote, 1,176,284 shares of our common stock held by entities affiliated with Venrock, which are identified as being beneficially owned by Dr. Evnin in the table entitled “Stock Ownership of Certain Beneficial Owners and Management” above, have not been treated as stock awards.
(4)	Dr. Hixson retired from our board effective May 24, 2010 and did not receive any option award during the fiscal year ended December 31, 2010. As of December 31, 2010, Dr. Hixson did not hold any stock awards, but held options to purchase an aggregate of 61,250 shares of our common stock. When Dr. Hixson retired from our board of directors, he was granted the right to exercise his vested options until May 25, 2013, unless such options expire earlier according to their terms. In connection with this modification, we recognized an additional $82,706 in stock-based compensation expense during the fiscal year ended December 31, 2010.
(5)	Dr. Lander was granted an option award on May 25, 2010 that had a grant date fair value of $20,874. As of December 31, 2010, Dr. Lander held stock awards representing an aggregate of 72,939 shares of our common stock (including 11,051 shares of our common stock held by a trust for which Dr. Lander serves as trustee) and options to purchase an aggregate of 41,585 shares of our common stock. For purposes of this footnote, 9,819 shares of common stock held by Dr. Lander that were obtained upon the conversion of shares of preferred stock of our predecessor company in the reverse merger with such predecessor company have not been treated as stock awards.
(6)	Mr. Lee was granted an option award on May 25, 2010 that had a grant date fair value of $20,874. As of December 31, 2010, Mr. Lee did not hold any stock awards, but held options to purchase 45,000 shares of our common stock.
(7)	Dr. Levine was granted an option award on May 25, 2010 that had a grant date fair value of $20,874. As of December 31, 2010, Dr. Levine held stock awards representing an aggregate of 15,287 shares of our common stock and options to purchase an aggregate of 49,085 shares of our common stock.
(8)	Dr. Lynch was granted an option award on May 25, 2010 that had a grant date fair value of $20,874. As of December 31, 2010, Dr. Lynch did not hold any stock awards, but held options to purchase 15,000 shares of our common stock.
(9)	Dr. Moss was granted an option award on May 25, 2010 that had a grant date fair value of $20,874. As of December 31, 2010, Dr. Moss held stock awards representing an aggregate of 38,818 shares of our common stock (including 33,154 shares of our common stock held jointly by Dr. Moss with his spouse) and options to purchase an aggregate of 41,585 shares of our common stock. For purposes of this footnote, 17,310 shares of common stock held by Dr. Moss that were obtained upon the conversion of shares of preferred stock of our predecessor company in the reverse merger with such predecessor company have not been treated as stock awards.
(10)	Mr. Smith was granted two option awards on May 25, 2010 that had grant date fair values of $20,874 and $13,917. As of December 31, 2010, Mr. Smith did not hold any stock awards, but held options to purchase 31,875 shares of our common stock.
(11)	Dr. Tananbaum was granted an option award on May 25, 2010 that had a grant date fair value of $20,874. As of December 31, 2010, Dr. Tananbaum held stock awards representing an aggregate of 134,690 shares of our common stock (which stock awards were held entirely through a trust for which he serves as trustee and has voting and investment power) and held options to purchase an aggregate of 40,782 shares of our common stock.
(12)	Dr. Venuti was granted two option awards on May 25, 2010 that had grant date fair values of $20,874 and $13,917. As of December 31, 2010, Dr. Venuti held stock awards representing an aggregate of 50,000 shares of our common stock and options to purchase an aggregate of 59,375 shares of our common stock.

During our 2010 fiscal year, we updated our director compensation program by adding an annual retainer for service as a non-executive chair of the board of directors. No director who is an employee receives compensation for his or her service as a director. The following is a summary of the standard compensation of our non-employee directors as of December 31, 2010:

•	a $60,000 annual retainer for service as a non-executive chair of our board of directors;

•	a $15,000 annual retainer for service as a director;

•	a $25,000 annual retainer for service as lead outside director;

•	a $10,000 annual retainer for service as chair of the Audit Committee;

•	a $10,000 annual retainer for service as chair of the Research and Development Committee;

•	a $5,000 annual retainer for service as chair of the Compensation Committee;

•	a $5,000 annual retainer for service as chair of the Nominating and Corporate Governance Committee;

•	$1,500 for each board meeting attended in person;

•	$500 for each board meeting attended by telephone; and

•

$500 for each meeting of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee or Research and Development Committee attended in person or by telephone, except that members of our Research and Development Committee who attend our annual program review meetings in his or her capacity as a director are compensated at a rate of $1,500 per day.

Each non-employee director is also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or any committee of the board of directors.

In addition to the cash compensation discussed above, non-employee directors are eligible to receive nonstatutory stock options under our 2010 Stock Incentive Plan. The amounts of such nonstatutory stock option grants, which were increased during the 2010 fiscal year, are as follows:

•

Each non-employee director initially elected to the board will receive, on the date of his or her initial election to the board, a nonstatutory option to purchase 10,000 shares of our common stock. Shares subject to each such option will become exercisable in equal quarterly installments beginning at the end of the first quarter after the date of grant and vest over a period of one year, provided that the holder of the option continues to serve as a director.

•

Each non-employee director shall, on the date of each annual stockholders meeting after his or her initial election to the board, receive a nonstatutory option to purchase 6,000 shares of common stock. Shares of common stock subject to each such option will be exercisable in equal quarterly installments beginning at the end of the first quarter after the date of grant and vest over a period of one year, provided that the holder of the option continues to serve as a director.

•

Each non-employee director who serves in the following positions will receive additional nonstatutory options to purchase shares of our common stock in the amounts indicated below upon the date of commencement of service in such position and upon the date of each annual stockholder meeting thereafter. Each of these grants will be exercisable in equal quarterly installments beginning at the end of the first quarter after the date of grant and vest over a period of one year, provided that the holder of such option continues to serve in the applicable position:

Position	Stock Option Grant
Non-Executive Chair of the Board of Directors	12,000 shares
Lead Outside Director	10,000 shares
Chair of Research and Development Committee	4,000 shares
Chair of Audit Committee	4,000 shares
Chair of Compensation Committee	2,000 shares
Chair of Nominating and Corporate Governance Committee, if not Lead Outside Director	2,000 shares

Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee’s cessation of board service unless otherwise modified by our board of directors. In addition, these options will immediately vest in full upon certain changes in control or ownership or upon the optionee’s death or disability while a board member.

TRANSACTIONS WITH RELATED PERSONS

In November 2008, we entered into strategic alliance agreements with each of Mundipharma International Corporation Limited, or Mundipharma, and Purdue Pharmaceutical Products L.P., or Purdue, independent associated companies of Beacon Company, or Beacon, and Rosebay Medical Company L.P., or Rosebay. In connection with the entry into the strategic alliance agreements, we also entered into a securities purchase agreement and line of credit agreement with Purdue and its independent associated company, Purdue Pharma L.P., or PPLP. The line of credit agreement was subsequently assigned exclusively to PPLP. In connection with the execution of the securities purchase agreement, we amended our rights agreement with American Stock Transfer & Trust Company, LLC.

Under the terms of the securities purchase agreement we issued and sold in a first equity closing in November 2008 an aggregate of four million shares of our common stock at a purchase price of $11.25 per share, for an aggregate purchase price of $45 million which, immediately after such issuance, represented approximately 16.6% of our then outstanding common stock. Of such shares, two million shares of our common stock were purchased by each of Purdue and PPLP. In January 2009, we conducted a second equity closing where we issued and sold an aggregate of two million shares of our common stock, and warrants to purchase up to an aggregate of six million shares of our common stock, for an aggregate purchase price of $30 million. Immediately after such issuance, these securities, together with the shares sold in November 2008, represented approximately 37.3% of our then outstanding common stock, assuming exercise of such warrants. Of such second closing shares and warrants, an equal number were purchased by each of Purdue and PPLP. All of such shares, as well as all of such warrants, were subsequently transferred through associated entities of each of Purdue and PPLP to Beacon and Rosebay. Beacon and Rosebay each owned approximately 17.4% of our common stock as of February 28, 2011, assuming the exercise by both parties of all warrants held by these parties on such date.

Under the terms of the amendment to our rights agreement, Purdue, PPLP and their independent associated companies may own up to 33.3% of our fully-diluted common stock outstanding (which assumes the exercise or conversion of all exercisable or convertible securities then outstanding) without such ownership causing such parties to be deemed “Acquiring Persons” for purposes of the rights agreement and thereby triggering the stockholder rights under the rights agreement. Should Purdue, PPLP and their independent associated companies’ aggregate ownership percentage exceed 33.3% of our fully-diluted common stock outstanding as a result of an acquisition of common stock by us or the exercise or cancellation of outstanding securities that are exercisable, convertible or exchangeable for shares of common stock, the amendment to the rights agreement provides that such excess ownership shall not result in such parties being deemed “Acquiring Persons” for the purposes of the rights agreement.

Under the terms of the strategic alliance agreements, we agreed with each of Mundipharma and Purdue to develop and commercialize pharmaceutical products. The alliance currently includes product candidates that inhibit or target the Hedgehog pathway, fatty acid amide hydrolase, or FAAH, phosphoinositide-3-kinase and product candidates arising out of all our discovery projects in all disease fields that are conducted during a prescribed “funded discovery period”. In December 2010, Mundipharma exercised an option to extend the duration of the funded discovery period through December 31, 2012 and Mundipharma has the option to extend this period for an additional year. The agreement with Purdue is focused on the development and commercialization of products targeting FAAH for sale in the United States. The agreement with Mundipharma is focused on the development and commercialization of all products and product candidates covered by the alliance, including those targeting FAAH, for sale outside of the United States. Both agreements include terms for opting out of participation in individual research and development programs. We record revenue for reimbursable research and development services we perform for Mundipharma and Purdue. We recorded $67.0 million in such revenue in the year ended December 31, 2010. We may be entitled to receive or required to pay royalties on net sales of commercialized products resulting from the strategic alliance.

Under the terms of the line of credit agreement, we may borrow one or more unsecured loans up to an aggregate maximum principal amount of $50 million. The loans may be drawn by us during the three-year period that began on April 1, 2009. The loans, which may be used by us for any proper corporate purpose, mature on April 1, 2019, which we refer to as the maturity date, and will be subordinate to any senior indebtedness that we may incur. Borrowings made under the line of credit agreement will bear interest, payable on the maturity date, at a fluctuating rate set at the prime rate on the business day prior to the funding of each loan and will be reset on the last business day of each month ending thereafter. Interest will be compounded on each successive three-month anniversary of the funding of each loan. Outstanding loans may be prepaid without penalty or premium prior to the maturity date. Amounts borrowed under the credit agreement, once borrowed, may not be borrowed again. We have certain rights to repay outstanding amounts under the line of credit agreement in shares of our common stock.

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is not inconsistent with our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 dollars or 5% of the annual consolidated gross revenues of the other entity that is a party to the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” below, or our “named executive officers,” and the material factors relevant to an analysis of these policies and decisions.

Executive Summary

Our compensation program both rewards strong performance and aligns incentives with the creation of stockholder value. Awards under our contingent cash compensation and merit stock option programs are formulaically tied to the achievement of corporate goals, and we use stock options as a compensation vehicle in order to preserve our cash resources and link compensation with stockholder return. In addition, consistent with our culture of citizen-ownership, each element of our compensation program is broadly available across our company, and our executive officers do not receive any material perquisites or other personal benefits.

As described more fully below, our company performed in line with our expectations during 2010, as evidenced by:

•	progress in each of our four clinical development programs;

•	entry into an important collaboration that we expect to yield a fifth clinical candidate in 2011;

•	program decisions made by our alliance partners at Purdue and Mundipharma that resulted in an additional $110 million in committed research and development funding; and

•	key additions to our executive leadership team.

Our contingent cash compensation and merit stock option programs were funded in a manner consistent with this performance, near the mid-point of the specified ranges. Other than awards made in connection with changes in our management team, no material modifications to our compensation programs were introduced in 2010, nor do we anticipate such changes in 2011, as we believe our executive compensation program has been consistent with our overall compensation philosophy for some time.

Our Named Executive Officers

Our named executive officers for 2010 were:

•	Adelene Q. Perkins, President and Chief Executive Officer;

•	Steven H. Holtzman, Executive Chair;

•	Julian Adams, Ph.D., President of Research & Development; and

•	Vito J. Palombella, Ph.D., Chief Scientific Officer.

Dr. Palombella was appointed an executive officer in May 2010 following his promotion to Chief Scientific Officer. In addition, as of December 31, 2010, Mr. Holtzman transitioned from Executive Chair to non-executive Chair of our board of directors and is no longer an executive officer. See “Other 2010 Compensation Awards” below for a description of awards to Dr. Palombella in connection with his promotion and to Mr. Holtzman in connection with his transition.

Our Compensation Objectives and Philosophy

Our mission is to sustainably discover, develop and deliver to patients important new medicines that make a material difference in patients’ health, well-being and lives. The objectives of our compensation program are to:

•	attract, retain and motivate the highest caliber scientists and business people to develop and execute our business plan and achieve our mission;

•	ensure that compensation aligns our employees (whom we call citizen-owners) with our corporate strategy and business objectives;

•

promote the achievement of important and measurable scientific, business, organizational and operational goals by linking contingent cash compensation and long-term equity incentives to the achievement of these goals; and

•	align incentives with the creation of stockholder value.

The Compensation Committee of our board of directors is responsible for reviewing and approving, or recommending for approval to the full board, the compensation of our executive officers. This committee is also responsible for evaluating our company’s performance against its goals, assessing the performance of our executive officers, and ensuring that our compensation program is both aligned with the objectives described above and competitive with those of other companies in our industry that compete with us for talent.

Our compensation program ties a substantial portion of our named executive officers’ overall compensation to the achievement of scientific, business, organizational and operational goals such as:

•	progress in our clinical trials and research programs;

•	implementation of appropriate financing strategies;

•	addition and development of internal competencies and retention of high-performing citizen-owners; and

•	achievement of desired financial performance.

Components of Our Compensation Program and Relationship to Performance

The primary elements of our compensation program are:

•	cash compensation, which includes base salary and performance-based annual cash bonuses, which we refer to as contingent cash compensation;

•	annual merit stock option awards;

•	stock option awards granted to citizen-owners upon hire and upon promotion to a more senior position; and

•	employee benefits, such as insurance and a 401(k) savings plan.

Each of these elements is available to all of our citizen-owners generally, although the amounts of contingent cash compensation and the size of stock option awards differ from person to person based on such citizen-owner’s role, market-competitive compensation, and his or her individual performance.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Instead, the Compensation Committee, after reviewing relevant information for our compensation peer group, determines subjectively what it believes to be the appropriate level and mix of the various compensation components.

Cash Compensation

Our cash compensation program has two elements: base salary and contingent cash compensation. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of each of our citizen-owners, including each of our executive officers. Contingent cash compensation is used to reward the achievement of company and individual goals. The Compensation Committee adheres to the general principle that base salary levels should be targeted between the 50th and 75th percentiles of the market, using peer group market compensation data. This peer group is described under the heading “Defining and Comparing Compensation to Market Benchmarks” below.

Under our contingent cash compensation program, the Compensation Committee establishes pools of cash available for potential award, as a percentage of aggregate payroll for all citizen-owners at specified levels of seniority, based on the committee’s assessment of overall company performance. Once the aggregate amount of cash available for potential award under each such pool is established per level of seniority, such pool is allocated among all citizen-owners at that level of seniority based upon relative individual performance of each citizen-owner compared to the performance of his or her peers. We believe our contingent cash compensation program provides the following advantages:

•	it is consistent with the growing practice in the biopharmaceutical industry to keep restrained executive base salaries while granting discretionary, performance-based cash bonuses;

•

it enables us to achieve our goal of ensuring that total cash compensation is market competitive, thus enhancing our ability to attract and retain the best possible people without increasing fixed salary expense;

•

it rewards both the achievement of company goals and strong individual performance in support of those goals, thus maintaining our culture of combining individual excellence and achievement with community collaboration;

•	it is consistent with our company’s values, as all citizen-owners are eligible to participate in the program; and

•	it further aligns citizen-owner and stockholder interests, as a substantial percentage of our named executive officers’ total compensation is dependent on the achievement of company goals.

The sum of base salary and contingent cash compensation constitutes total cash compensation. The Compensation Committee believes that the total cash compensation for our executive officers should be targeted:

•

below the 50th percentile of actual total cash compensation for individuals in similar positions at comparable companies for a year in which company performance is below industry standards, or performance that neither resulted in the achievement of the stated goals for our company, nor was consistent with performance that should reasonably be expected of a biopharmaceutical company of comparable size, resources or stage of development;

•

near the 50th percentile of actual total cash compensation for individuals in similar positions at comparable companies for a year in which company performance meets industry standards, or performance that resulted in the stated goals for our company substantially being met and which was consistent with performance that should reasonably be expected of a biopharmaceutical company of comparable size, resources and stage of development;

•

near the 75th percentile of actual total cash compensation for individuals in similar positions at comparable companies for a year in which company performance meets Infinity expectations, or performance that exceeded industry standards and met essentially all of our goals (including some “stretch” goals, or goals that we believe could prove difficult to achieve) and exceeded some of our goals, with any failure to achieve a major goal being the result of factors outside of our reasonable control; and

•

above the 75th percentile of actual total cash compensation for individuals in similar positions at comparable companies for a year in which company performance exceeds Infinity expectations, or performance that far exceeded industry standards and resulted in our goals largely being exceeded.

Consistent with this philosophy, the Compensation Committee established 2010 contingent cash compensation targets for our executive officers at the following percentages of aggregate payroll of citizen-owners at the specified level of seniority:

	Below Industry Standards	Meets Industry Standards	Meets Infinity Expectations	Exceeds Infinity Expectations (Maximum)
Chief Executive Officer/Executive Chair	0%	40%	50%	80%
President of Research and Development	0%	35%	45%	75%
Executive Vice President/“C” Level Officer	0%	30%	40%	60%
Vice President/Senior Vice President	0%	20%	32.5%	50%

Stock Options

Our equity award program is the primary vehicle for offering long-term incentives to all of our citizen-owners, including our named executive officers. We believe that equity grants are fundamental in creating a culture of citizen-ownership, providing our citizen-owners with a strong link to our long-term performance and aligning the interests of our citizen-owners and our non-employee stockholders by allowing citizen-owners to participate in the longer term success of our company as reflected in stock price appreciation. In addition, the vesting feature of our equity grants is intended to further our goal of retention because it provides an incentive for our citizen-owners, including our named executive officers, to remain in our employ during the vesting period.

Our equity awards have generally taken the form of stock options. Stock options granted to new citizen-owners upon their hire typically vest as to one-quarter of the shares on the first anniversary of the date of hire, and monthly over the following three years. Stock options granted annually under our merit stock option program typically vest monthly over four years. Stock options granted to citizen-owners upon their promotion to a more senior position also typically vest monthly over four years. All stock options granted under our equity incentive plans have a term of ten years; however, vesting and exercise rights cease shortly after termination of service to our company. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no voting rights and no right to receive dividends or dividend equivalents. The exercise price for each stock option share is equal to the closing price of a share of our common stock on the date of grant. All equity-based awards made to our named executive officers are approved by the Compensation Committee.

We do not time option grants to our named executive officers in coordination with our release of material non-public information. We have not adopted stock ownership guidelines for our named executive officers, but we encourage all of our citizen-owners to maintain an equity position in our company.

All of our citizen-owners, including our named executive officers, are eligible to receive merit stock option grants in connection with the annual performance review process. The aggregate number of shares available for potential award to all citizen-owners under our merit stock option program is based on the Compensation Committee’s assessment of the achievement of company goals for the prior year, and is equal to a percentage of the number of shares underlying stock options that would be granted to all citizen-owners, including our named executive officers, if each were to be newly hired into his or her then-current position, up to a maximum of 1,000,000 shares in the aggregate, with the percentage determined as follows:

	Below Industry Standards	Meets Industry Standards	Meets Infinity Expectations	Exceeds Infinity Expectations (Maximum)
All Citizen-Owners, including Named Executive Officers	0%	20%	25%	33%

Once the aggregate pool of shares available for potential award under our contingent cash compensation program is established, this pool is allocated among all citizen-owners based upon an assessment of the future potential of each citizen-owner to contribute to our company’s long-term success as compared to the potential of his or her peers.

All of our citizen-owners, including our named executive officers, are also eligible to receive stock option grants in conjunction with a promotion to a more senior position. The number of stock options granted is equal to the difference obtained by subtracting the number of stock options that would be granted to such citizen-owner as if he or she were to be newly hired into his or her previous position from the number of stock options that would be granted to such citizen-owner if he or she were to be newly hired into his or her new position.

Our current new hire stock option grant guidelines for senior levels of citizen-owner are as follows:

Number of Shares Underlying Options (mid-point)
Chief Executive Officer/Executive Chair	650,000
President of Research and Development	430,000
Executive Vice President/“C” Level Officer	160,000
Senior Vice President	90,000
Vice President	45,000

In determining the size of stock option awards to our named executive officers, the Compensation Committee also considers factors such as:

•	share ownership of comparable executive officers;

•	our annual company performance;

•	the applicable officer’s individual performance;

•	the amount of equity previously awarded to the officer; and

•	the amount of such equity that remains unvested.

The Compensation Committee also evaluates the potential dilution that new stock option grants will have on the ownership interests of our stockholders, the commitment we have made to our stockholders with respect to our equity “burn rate” (that is, the number of shares subject to equity awards granted as a percentage of the weighted average number of shares of our common stock outstanding), and the number of shares of our common stock that are available for award under our equity incentive plans.

Benefits and Other Compensation

We provide a broad-based benefits program for all of our citizen-owners, including health, dental and vision insurance, life and disability insurance, group insurance discounts, first-time homebuyer’s assistance, educational assistance, paid sabbatical leave following five years of service, subsidized parking, and a 401(k) savings plan. Our named executive officers are eligible to participate in all of our benefit plans, in each case on the same basis as other citizen-owners. Under the company-matching feature under our 401(k) savings plan, we match 50% of each citizen-owner’s contributions, up to a maximum of 6% of such citizen-owner’s base salary and subject to applicable IRS limitations, to our 401(k) savings plan with shares of our common stock having a value equal to such contribution, based on the fair market value of our common stock on the last day of the quarter.

Consistent with industry practice and our philosophy of offering benefits to all of our citizen-owners generally, we have not provided any material perquisites or other personal benefits to our named executive officers.

Severance Benefits

We entered into offer letters with each of Mr. Holtzman, Ms. Perkins and Dr. Adams when they were initially hired by our predecessor company. The letter with Mr. Holtzman provides that if his employment is terminated by us without “cause” or by Mr. Holtzman for “good reason,” as each of those terms is defined in the offer letter, and contingent upon execution by Mr. Holtzman of a severance agreement and release of claims, he will be eligible to receive salary continuation until the first anniversary of the date of his termination or, if earlier, the date on which he begins work with another employer or as a consultant or independent contractor, on either a full-time or part-time basis. These severance obligations ceased to be applicable as of December 31, 2010 in light of the transition of Mr. Holtzman to non-executive Chair of our board of directors.

In addition, the offer letters for Dr. Adams and Ms. Perkins provide that, if his or her employment is terminated by us without “cause,” as that term is defined in the offer letter, or if he or she resigns due to a material diminution in job responsibilities or title or as a result of our failure to fulfill our obligations in the offer letter, and contingent upon execution by such officer of a severance agreement and release of claims, he or she will be eligible to receive a severance payment equal to his or her then-current base salary for a period of six months for Dr. Adams, and 12 months for Ms. Perkins, following the effective date of termination.

Our Performance Evaluation Process

Our executive leadership team prepares and submits for approval by our board of directors a set of annual (based on a December 1 through November 30 year) corporate goals. These corporate goals are directed to specific scientific, business, organizational and operational objectives and represent, in many cases, “stretch” goals that may prove difficult to achieve. Most of these objectives are focused on near-term drivers of stockholder value, but given our mission to discover, develop and deliver new medicines on a sustainable basis, a significant number of our objectives are also directed to the maintenance and enhancement of the foundations for our future success. Upon approval of the overall corporate goals by our board of directors, departmental and individual goals are set by members of our executive leadership team and individual managers, respectively, focusing on contributions that facilitate the achievement of these corporate goals.

Near the end of each year, our executive leadership team evaluates company performance against the goals for that year. With respect to company performance, the executive leadership team conducts a qualitative and quantitative assessment of the company’s overall performance against goals and determines performance at one of the following levels:

•	below industry standards;

•	meets industry standards;

•	meets Infinity expectations; or

•	exceeds Infinity expectations.

Please refer to “Components of Our Compensation Program and Relationship to Performance – Cash Compensation” above for a description of how each of these levels is defined.

This assessment by our executive leadership team is then presented to the Compensation Committee for its review. The Compensation Committee has the discretion to determine that company performance against goals was achieved at a level other than the one recommended by our executive leadership team. The Compensation Committee may review, and historically has reviewed, its assessment with our board of directors, although it is not required to do so.

In addition to evaluating company performance, we evaluate the individual contributions of each citizen-owner for the year. Each citizen-owner’s evaluation begins with a written self-assessment, which is submitted to that citizen-owner’s manager. In addition, each citizen-owner’s manager solicits input from others within and/or outside of our company, in what is commonly referred to as a “360 review process.” In the case of each of our named executive officers, our Vice President of Human Resources solicits and synthesizes this feedback and presents it to the individual conducting the performance evaluation. Based on this input, the manager then prepares a written performance review representing the manager’s assessment of the citizen-owner’s individual performance and future potential.

In the case of Drs. Palombella and Adams, Dr. Adams prepares a written performance review of Dr. Palombella and Ms. Perkins prepares a written performance review of Dr. Adams, each based on:

•	the applicable officer’s self-assessment;

•

feedback received during the 360 review process from members of our executive leadership team, the applicable officer’s direct reports, and other individuals within and outside of our company from whom feedback is deemed relevant in order to make a meaningful assessment of the applicable officer’s performance and areas for future development; and

•	the applicable manager’s personal assessment.

Ms. Perkins prepares a written self-assessment and submits it to the Chair of the Compensation Committee. Additional assessments of her individual performance are obtained through feedback received from individual members of our board of directors and members of our executive leadership team and other citizen-owners with whom Ms. Perkins regularly interacts. With respect to Mr. Holtzman, assessments of his individual performance are obtained through feedback received from individual members of our board of directors and Ms. Perkins. On the basis of this feedback, the Compensation Committee conducts a subjective evaluation of each of Ms. Perkins’ and Mr. Holtzman’s individual performance and future potential:

•	based on the company’s performance against its goals;

•	in providing leadership of the company in the pursuit of these goals;

•	in the case of Ms. Perkins, in providing mentorship to her direct reports and, in the case of Mr. Holtzman, in providing mentorship to Ms. Perkins; and

•	in the case of Ms. Perkins, against her personal and professional development goals.

Determining and Setting Executive Compensation

While individual compensation decisions by the Compensation Committee are driven primarily by its subjective, qualitative assessment of company and individual performance, the Compensation Committee also considers the compensation of executives in similar roles in peer companies in setting base salary and target contingent compensation opportunity for our named executive officers.

Defining and Comparing Compensation to Market Benchmarks

During 2010, our Compensation Committee continued to engage Towers Watson for assistance in conducting a competitive compensation assessment for our executive officers. In evaluating the total compensation of our executive officers, the Compensation Committee, with the assistance of Towers Watson, established a peer group of 20 publicly traded, national and regional companies in the biopharmaceutical and biotechnology industries that was selected based on a balance of the following criteria:

•	companies whose market capitalization, number of employees, maturity of product development pipeline and area of therapeutic focus are similar to ours;

•	companies against which we believe we compete for executive talent; and

•	public companies based in the United States whose compensation and financial data are available in proxy statements or other public documents.

Based on these criteria, our peer group for 2010, referred to as our 2010 peer group, was comprised of the following companies:

Acorda Therapeutics Inc.

Affymax Inc.

Allos Therapeutics Inc.

Alnylam Pharmaceuticals Inc.

Anadys Pharmaceuticals Inc.

Arena Pharmaceuticals Inc.

ARIAD Pharmaceuticals Inc.

ArQule Inc.

Array BioPharma Inc.

Cytokinetics, Inc.

Dyax Corporation

Exelixis Inc.

Idenix Pharmaceuticals Inc.

ImmunoGen Inc.

Lexicon Pharmaceuticals Inc.

Micromet Inc.

Momenta Pharmaceuticals Inc.

Rigel Pharmaceuticals Inc.

SuperGen Inc.

Synta Pharmaceuticals Corp.

The Compensation Committee also compared the total compensation of our executive leadership team to a broader biotechnology industry group, which, for 2010, consisted of 122 biotechnology and biopharmaceutical companies listed in the 2010 Radford Global Life Sciences Survey, with a focus on companies with 150 to 499 employees. This larger survey group included ten of the companies in our 2010 peer group, among other companies. When conducting its review of our executive compensation programs, the Compensation Committee considered the compensation of our 2010 peer group and the larger survey group described above. The peer group for our named executive officers is approved by the Compensation Committee annually, and in 2010, Dendreon Corporation and Poniard Pharmaceuticals, Inc., which were included in our peer group in 2009, were removed from our 2010 peer group because the committee believed that the profiles of each of those entities ceased to meet the criteria we consider when selecting our peer group.

We believe that the compensation practices of our 2010 peer group provide us with appropriate compensation benchmarks for evaluating the compensation of our named executive officers. Notwithstanding the similarities of the 2010 peer group to Infinity, due to the nature of our business, we compete for executive talent with many companies that are larger and better established than we are or that possess greater resources than we do, as well as with prestigious academic and non-profit institutions. Other considerations, including market factors, the experience level of the executive and the executive’s performance against established corporate goals and individual objectives, may require that we vary from our historic compensation practices or deviate from our general compensation philosophy under certain circumstances.

2010 Contingent Compensation Decisions

2010 Company Goals and Assessment of Performance Against Those Goals

Consistent with our goal-setting process described above, our board of directors approved the following corporate goals for 2010:

•

ending the year with two high-quality clinical assets with the potential to demonstrate human proof-of-concept data (defined as rigorously analyzed data from randomized, controlled phase 2 clinical trials) by the end of 2012 – these assets could arise out of our Hedgehog pathway or Hsp90 programs or an in-licensed program;

•	advancing IPI-940, our novel inhibitor of FAAH in a manner such that paths for phase 2 proof-of-concept trials could be established by the end of the year;

•	adding an additional development candidate to our portfolio and advancing an early discovery program to the lead optimization stage;

•	implementing a high-quality communications strategy for the presentation of clinical and preclinical data from our programs;

•	maintaining our strong financial profile;

•	ensuring that our alliance with Purdue and Mundipharma continues to thrive;

•	nurturing our integrated culture of citizen-ownership; and

•	maintaining excellence among all scientific, business, operational and commercial disciplines.

For purposes of evaluating performance against these goals, our board of directors approved a weighting system so that the first goal listed above would account for 65% of the assessment, and the remaining goals would account for, in the aggregate 35% of the assessment. This weighting system reflects the philosophy that advances in our clinical development programs representing near-term opportunities to create value should carry greater weight than company foundational goals.

In December 2010, our executive leadership team benchmarked its performance against the foregoing goals at the low end of the “meets Infinity expectations” level by reference to the following achievements:

•

presenting phase 1 clinical data for IPI-926 which showed that IPI-926 was well-tolerated and demonstrated clinical activity in patients with basal cell carcinoma. These data supported a decision to initiate phase 2 clinical trials with the potential to yield proof-of-concept data by the end of 2012;

•	advancing the phase 1b/2 study of IPI-926 in combination with gemcitabine (also known as Gemzar®) in patients with pancreatic cancer;

•

presenting phase 2 clinical data of IPI-504, our intravenously-administered Hsp90 chaperone inhibitor, which showed that IPI-504 was well tolerated and demonstrated clinical activity in a molecularly-defined cohort of patients with non-small cell lung cancer;

•

advancing additional clinical development of IPI-504, including a phase 1b clinical trial in combination with docetaxel (also known as Taxotere®) in patients with non-small cell lung cancer, and IPI-493, our orally-administered Hsp90 chaperone inhibitor, in a manner that could support a decision to initiate phase 2 clinical development of one or both of these compounds in 2011;

•

reporting top-line data from the phase 1 single-dose study of IPI-940, which resulted in Purdue and Mundipharma exercising their rights to develop and commercialize our FAAH program worldwide and supporting a decision to initiate potential phase 2 clinical development of IPI-940 in 2011;

•

acquiring global development and commercialization rights to Intellikine, Inc.’s portfolio of innovative inhibitors of the delta and gamma isoforms of phosphoinositol-3-kinase, or PI3K, and advancing our early discovery portfolio;

•

Mundipharma electing to continue supporting all of the product candidates and discovery programs in the alliance portfolio, resulting in our company becoming entitled to $110 million in committed research and development funding for 2012;

•

ending 2010 with slightly over $100 million in cash and investments, and committed capital that we believe is sufficient to fund our planned operations, exclusive of business development activities, into 2014;

•

augmenting our executive leadership team by recruiting highly-experienced individuals to serve as Chief Medical Officer, Vice President of Product Development and Medical Affairs, and Vice President of Marketing.

When our executive leadership team’s assessment was presented to the Compensation Committee, the committee also considered the following:

•	the strength of the support received from Purdue and Mundipharma attendant to their decision to extend our strategic alliance;

•	emerging data from our Hsp90 chaperone inhibitor program; and

•	the market opportunity for our PI3K program in both oncology and inflammatory diseases.

Given all of the foregoing factors, the Compensation Committee recommended to the full board of directors, and the full board of directors agreed, that it exercise its discretionary authority to assess company performance closer to the midpoint of the “meets Infinity expectations” level.

Contingent Cash Compensation Awards

Based on the Compensation Committee’s assessment of 2010 company performance near the midpoint of the “meets Infinity expectations” level, the pools for funding contingent cash compensation awards were established for our executive officers at the following percentages of aggregate payroll for citizen-owners at the specified level of seniority:

	Number of Eligible Citizen-Owners	Percentage of Aggregate Payroll	Total Dollars
Chief Executive Officer/Executive Chair	2	49.4%	$496,470
President of Research and Development	1	44.4%	188,700
Executive Vice President/“C” Level Officer	1	39.5%	128,400
Vice President/Senior Vice President	9	32.1%	744,921

For our executive officers, the Compensation Committee then determined what percentage of the available pools should be allocated to each officer based on its assessment of such officer’s individual performance based on each officer’s self-assessment, feedback obtained from the 360 review process and, to the extent applicable, the written evaluation of the officer’s manager. The achievements of each of our named executive officers that were considered by the Compensation Committee included:

•

Ms. Perkins: successful overall leadership over our company strategy and operations; leadership in advancing our product development portfolio and discovery programs; successful management of the strategic alliance with Purdue and Mundipharma, which resulted in those companies exercising their option to develop and commercialize IPI-940, continuing support for all other product candidates and discovery programs in the alliance portfolio and committing to $110 million in research and development funding for 2012; execution of the license and collaboration agreement with Intellikine to acquire a portfolio of PI3K inhibitors; cultivation of our company culture and development of members of our executive leadership team; recruiting three highly-qualified individuals to lead key medical, product development and commercial functions; effective management of financial objectives; and expansion of her external profile among investors and industry leaders.

•	Mr. Holtzman: successful execution of the leadership transition plan; provision of valuable advice and mentoring for Ms. Perkins in her new role as chief executive officer.

•

Dr. Adams: leadership in advancing our entire product development portfolio, including presentation of promising clinical data for IPI-926 and IPI-940; successful management of the strategic alliance with Purdue and Mundipharma, which resulted in those companies exercising their option to develop and commercialize IPI-940, continuing support for all other product candidates and discovery programs in the alliance portfolio and committing to $110 million in research and development funding for 2012; execution of the license and collaboration agreement with Intellikine to acquire a portfolio of PI3K inhibitors; development of his senior staff, including successful transition of Dr. Palombella to Chief Scientific Officer; recruiting highly-qualified individuals to serve as chief medical officer and head of product development; and development of strong relationships between our company and academic and industry leaders and clinical investigators.

•

Dr. Palombella: strong performance as alliance manager for the strategic alliance with Purdue and Mundipharma, which resulted in those companies exercising their option to develop and commercialize IPI-940, continuing support for all other product candidates and discovery programs in the alliance portfolio and committing to $110 million in research and development funding for 2012; championing efforts to acquire rights to Intellikine’s portfolio of PI3K inhibitors; establishment of strong relationships with external collaborators for our Hedgehog program; contributions in filing the investigational new drug application for IPI-940; progressing our early discovery programs; and strong management of our discovery organization.

Following its assessment of the individual performance of our named executive officers, the Compensation Committee approved equal contingent cash compensation awards to Ms. Perkins and Mr. Holtzman in an aggregate amount that was slightly less than the pool that was available for award at the Chief Executive Officer/Executive Chair band, and that Drs. Adams and Palombella, as the only eligible citizen-owners in the President of Research and Development and “C Level Officer” bands, respectively, should be awarded the entire amount in the applicable pool. As a consequence of these decisions, total contingent cash compensation and total cash compensation for our named executive officers were the following:

	2010 Contingent Cash Compensation Award	2010 Total Cash Compensation
Ms. Perkins	$247,000	$732,000
Mr. Holtzman	247,000	767,000
Dr. Adams	188,700	613,700
Dr. Palombella	128,400	438,400

Annual Merit Stock Option Awards

Based on the Compensation Committee’s assessment of 2010 company performance near the midpoint of the “meets Infinity expectations” level, the pool available for grant to all citizen-owners under our annual merit stock option program was for 730,000 shares of our common stock, representing approximately 24.7% of the aggregate number of shares underlying stock options that would be granted to all citizen-owners, including our named executive officers, if each were to be newly hired into his or her then-current position. This pool represented approximately 2.75% of our common shares issued and outstanding as of December 31, 2010.

For our executive officers, the Compensation Committee determined what percentage of the available pools should be allocated to each officer based on its assessment of such officer’s future potential. The attributes of each of our named executive officers that were considered by the Compensation Committee included the strength of their individual performance and their leadership ability in ensuring that our company’s product development, portfolio management, financing and organizational strategies are successful.

Following its assessment of the future potential of our named executive officers, in January 2011, the Compensation Committee approved a stock option grant to each of our named executive officers other than Mr. Holtzman in an amount equal to 24.7% of the number of stock options that would be granted to such officer under our new hire grant guidelines if he or she were to be newly hired into his or her position. In the case of Mr. Holtzman, the stock option grant represented 18% of the number of stock options that would have been granted to him had he been newly hired into the chief executive officer or executive chair position. Each of these options has a ten-year term, ratable monthly vesting over four years, and an exercise price equal to the closing price of a share of our common stock on the NASDAQ Global Select Market on the date of grant. The specific number of shares subject to stock options granted to our named executive officers is set forth in the table below:

Number of Shares Subject to 2010 Merit Stock Option
Ms. Perkins	160,550
Mr. Holtzman	120,000
Dr. Adams	106,210
Dr. Palombella	39,520

Other 2010 Compensation Awards

Promotion of Dr. Palombella

In May 2010, Dr. Palombella was promoted from Vice President, Drug Discovery to Chief Scientific Officer. Our board of directors appointed Dr. Palombella an executive officer in May 2010 as well. In connection with his promotion, Dr. Palombella’s annualized base salary for 2010 was increased from $281,663 to $325,000. In addition, the Compensation Committee granted Dr. Palombella an option to purchase 125,000 shares of our common stock, representing the difference in the new hire stock option grant guidelines that existed at that time between the Vice President level and the Executive Vice President/”C Level Officer” level. This stock option has a ten-year term, vests in equal monthly installments over four years beginning on May 31, 2010, and has an exercise price equal to the closing price of a share of our common stock on the NASDAQ Global Market on the date of grant.

Founder’s Transition Award for Mr. Holtzman

In November 2010, Mr. Holtzman indicated his intent to transition from executive to non-executive chair of our board of directors. In connection with this transition, the Compensation Committee, following consultation with our independent directors, wished to recognize Mr. Holtzman’s vision in founding Infinity, championship of our company’s values, success in advancing our product development pipeline, dedication to building a strong executive leadership team to lead our company into its second decade, and effectiveness in seamlessly transitioning leadership to Ms. Perkins. In recognition of these achievements, in December 2010, the Compensation Committee awarded Mr. Holtzman a founder’s transition compensation package comprised of a stock award under our 2010 stock incentive plan of 100,000 fully-vested shares of our common stock and $400,000 in cash. The Compensation Committee elected to use equity as the primary vehicle for recognition in light of Mr. Holtzman’s continued service as executive chair. The cash award was made, in part, to satisfy tax obligations of Mr. Holtzman attendant to the stock award.

Establishment of 2011 Compensation Targets

Based on a review of market data provided by Towers Watson, the current compensation levels of our named executive officers, and retention considerations, in January 2011, the Compensation Committee set our named executive officers’ 2011 base salary at the following levels:

	2011 Base Salary	% Increase over 2010
Ms. Perkins	$519,000	7%
Dr. Adams	438,000	3%
Dr. Palombella	340,000	4.6%

For Ms. Perkins, the 7% base salary increase is comprised of a merit-based base salary increase and a market adjustment to bring her base salary closer to the 50th percentile of the chief executive officers of the organizations in our 2010 peer group. For Dr. Palombella, the 4.6% base salary increase is comprised of a merit-based salary increase and a market adjustment to bring his base salary closer to the 50th percentile of the chief scientific officers of the organizations in our 2010 peer group.

Based on a review of market data provided by Towers Watson, the 2011 base salaries of our executive officers, and retention considerations, in January 2011, the Compensation Committee set target contingent cash compensation opportunity for our executive officers at the following levels, which are unchanged from 2010:

	Below Industry Standards	Meets Industry Standards	Meets Infinity Expectations	Exceeds Infinity Expectations (Maximum)
Chief Executive Officer	0%	40%	50%	80%
President of Research and Development	0%	35%	45%	75%
Executive Vice President/“C” Level Officer	0%	30%	40%	60%
Vice President/Senior Vice President	0%	20%	32.5%	50%

Accounting and Tax Considerations

While the Compensation Committee generally considers the financial accounting and tax implications to our company of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers in 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Steven H. Holtzman,	2010	$520,000	$400,000	$588,000	$548,075	$247,000	—	$7,782	(5)	$2,310,857
Executive Chair(3)	2009	520,000	—	—	299,200	208,000	—	7,782	(5)	$1,034,982
	2008	480,000	—	—	592,400	288,000	—	7,332	(6)	1,367,732

Adelene Q. Perkins,	2010	$485,000	—	—	$1,278,841	$247,000	—	$7,782	(5)	$2,018,623
President and Chief Executive Officer(4)	2009	410,000	—	—	187,000	143,500	—	7,782	(5)	748,282
	2008	390,000	—	—	888,600	195,000	—	7,332	(6)	1,480,932

Julian Adams, Ph.D.,	2010	$425,000	—	—	$365,383	$188,700	—	$432	(7)	$979,515
President of R&D	2009	410,000	—	—	187,000	143,500	—	432	(7)	740,932
	2008	390,000	—	—	407,275	195,000	—	432	(7)	992,707

Vito J. Palombella, Ph.D.	2010	$310,000	—	—	$609,360	$128,400	—	$7,782	(5)	$1,055,542
Chief Scientific Officer	2009	281,427	—	—	—	16,700	—	7,782	(5)	305,909
	2008	255,500	—	—	131,124	105,000	—	7,332	(6)	498,956

(1)	The amounts in this column reflect the aggregate grant date fair value of awards made during the applicable fiscal year.
(2)	The amounts in this column reflect amounts paid to each of our named executive officers under the contingent cash compensation program described in “Compensation Discussion and Analysis” above.
(3)	For the years ended December 31, 2010, 2009 and 2008, Mr. Holtzman received the amounts listed above for service as an executive officer of our company and received no compensation for his service as chair of our board of directors. During the year ended December 31, 2010, Mr. Holtzman was granted stock and option awards with the grant date fair values set forth below under the heading “Grants of Plan-Based Awards Table.” As of December 31, 2010, Mr. Holtzman held stock awards representing an aggregate of 183,715 shares of our common stock and options to purchase an aggregate of 813,000 shares of our common stock. For purposes of this footnote, shares of our common stock (i) purchased by Mr. Holtzman in the open market or (ii) obtained upon the conversion of the preferred stock of Infinity Discovery, Inc. in connection with its merger with our predecessor company, have not been treated as stock awards.
(4)	For the year ended December 31, 2010, Ms. Perkins received the amounts listed above for service as our President and Chief Executive Officer and received no compensation for service as a director. During the year ended December 31, 2010, Ms. Perkins was granted option awards with the grant date fair value set forth below under the heading “Grants of Plan-Based Awards Table.” As of December 31, 2010, Ms. Perkins held stock awards representing an aggregate of 177,927 shares of our common stock and options to purchase an aggregate of 1,004,434 shares of our common stock. For purposes of this footnote, shares of our common stock (i) purchased by Ms. Perkins in the open market or (ii) obtained upon the conversion of the preferred stock of Infinity Discovery, Inc. in connection with its merger with our predecessor company, have not been treated as stock awards.
(5)	Includes $432 in life insurance premiums paid on behalf of the officer and $7,350 in value of the shares of our common stock contributed to the officer’s 401(k) plan account as a matching contribution.
(6)	Includes $432 in life insurance premiums paid on behalf of the officer and $6,900 in value of the shares of our common stock contributed to the officer’s 401(k) plan account as a matching contribution.
(7)	Represents life insurance premiums paid on behalf of Dr. Adams.

Grants of Plan-Based Awards Table

	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven H. Holtzman	12/10/10	—	—	—	—	—	—	100,000	—		—	$588,000	(6)
	1/5/10	—	—	—	—	—	—	—	156,000	(2)	$6.25	$548,075	(4)

Adelene Q. Perkins	1/5/10	—	—	—	—	—	—	—	364,000	(2)	$6.25	$1,278,841	(4)

Julian Adams, Ph.D.	1/5/10	—	—	—	—	—	—	—	104,000	(2)	$6.25	$365,383	(4)

Vito J. Palombella, Ph.D.	5/12/10	—	—	—	—	—	—	—	125,000	(3)	$7.94	$555,114	(5)
	1/5/10	—	—	—	—	—	—	—	15,440	(2)	$6.25	$54,246	(4)

(1)	Each of our citizen-owners, including our named executive officers, is eligible to participate in a performance-based cash bonus program. The aggregate amount available for potential award under this program to all of our citizen-owners, including our named executive officers, if any, is a function of company performance against goals; the amounts payable to each of our named executive officers, if any, are based on a subjective assessment of individual performance by the Compensation Committee. As such, threshold, target and maximum are not determinable. See “Compensation Discussion and Analysis—Components of our Compensation Program and Relationship to Performance—Cash Compensation” above.
(2)	Vests as to 1/48th of the shares on January 31, 2010 and vests as to 1/48th of the shares at the end of each calendar month thereafter.
(3)	Vests as to 1/48th of the shares on May 31, 2010 and vests as to 1/48th of the shares at the end of each calendar month thereafter.
(4)	Based on a grant date fair value of approximately $3.51 per share.
(5)	Based on a grant date fair value of approximately $4.44 per share.
(6)	Based on a price of $5.88 per share, which was the closing price of a share of our common stock on the NASDAQ Global Market on the date of grant.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven H. Holtzman	250,000	—			13.59	1/25/2017
	128,729	38,271	(1)		9.80	12/13/2017
	83,333	76,667	(2)		7.18	12/4/2018
	41,666	38,334	(3)		7.27	1/5/2019
	39,000	117,000	(4)		6.25	1/5/2020

Adelene Q. Perkins	22,434	—			3.48	3/31/2016
	200,000	—			13.59	1/25/2017
	98,667	29,333	(1)		9.80	12/13/2017
	57,292	52,708	(2)		7.18	12/4/2018
	73,124	56,876	(5)		7.18	12/4/2018
	26,042	23,958	(3)		7.27	1/5/2019
	91,000	273,000	(4)		6.25	1/5/2020

Julian Adams, Ph.D.	200,000	—			13.59	1/25/2017
	85,717	25,483	(1)		9.80	12/13/2017
	57,292	52,708	(2)		7.18	12/4/2018
	26,042	23,958	(3)		7.27	1/5/2019
	26,000	78,000	(4)		6.25	1/5/2020

Vito J. Palombella, Ph.D.	22,103	—			1.72	1/20/2014
	33,154	—			2.04	5/10/2015
	5,856	—			3.48	3/31/2016
	59,709	—			13.59	1/25/2017
	16,045	4,770	(1)		9.80	12/13/2017
	18,445	16,970	(2)		7.18	12/4/2018
	3,860	11,580	(4)		6.25	1/5/2020
	18,229	106,771	(6)		7.94	5/12/2020

(1)	Vests in equal monthly installments on the last day of the month through November 30, 2011.
(2)	Vests in equal monthly installments on the last day of the month through November 30, 2012.
(3)	Vests in equal monthly installments on the last day of the month through November 30, 2013.
(4)	Vests in equal monthly installments on the last day of the month through December 31, 2014.
(5)	Vests in equal monthly installments on the last day of the month through September 30, 2012.
(6)	Vests in equal monthly installments on the last day of the month through April 30, 2014.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Steven H. Holtzman	—	—	691	$4,222
Adelene Q. Perkins	—	—	4,559	$27,412
Julian Adams, Ph.D.	—	—	9,697	$58,539

(1)	Represents shares of restricted stock acquired by the early exercise of options granted under the Infinity Pharmaceuticals, Inc. Pre-Merger Stock Incentive Plan that vested during the year ended December 31, 2010.

Potential Payments upon Termination or Change in Control

For a discussion of severance benefits that may become due to each of Mr. Holtzman, Ms. Perkins and Dr. Adams, see “Compensation of Executive Officers – Compensation Discussion and Analysis—Components of our Compensation Program and Relationship to Performance—Severance Benefits” above. We no longer have severance obligations to Mr. Holtzman as of December 31, 2010. If the employment of Ms. Perkins had been terminated on December 31, 2010 under circumstances that entitled her to severance benefits described in such section, Ms. Perkins would have been entitled to receive a severance payment in the amount of $485,000. If the employment of Dr. Adams had been terminated on December 31, 2010 under circumstances that entitled him to severance benefits described in such section, Dr.  Adams would have been entitled to receive a severance payment in the amount of $212,500.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2010:

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,551,444	$9.10	2,839,538	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	5,551,444	$9.10	2,839,538	(2)

(1)	This table excludes an aggregate of 527,297 shares of our common stock issuable upon exercise of outstanding options granted by our predecessor company and assumed by us in connection with the reverse merger with our predecessor company. The weighted average exercise price of the excluded options is $4.34.
(2)	Consists of shares of our common stock available for future issuance under our 2010 Stock Incentive Plan.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee of our board of directors are Mr. Babler and Drs. Evnin and Moss. Other than Dr. Moss, who was an employee of Infinity Discovery, Inc. in 2003, no member of the Compensation Committee was at any time during our 2010 fiscal year, or formerly, an officer or employee of ours or any subsidiary of ours, nor has any member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our board of directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors,

Martin Babler (Chair)

Anthony B. Evnin, Ph.D.

Franklin H. Moss, Ph.D.

PROPOSAL 2—ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, a resolution on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. We are asking our stockholders to provide advisory approval of the compensation of our named executive officers, which consist of our former Executive Chair and our President and Chief Executive Officer, President of Research and Development, and Chief Scientific Officer, as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 24.

Our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. Our program both rewards strong performance and aligns incentives with the creation of stockholder value. Awards under our contingent cash compensation and merit stock option programs are formulaically tied to the achievement of corporate goals, and we use stock options as a compensation vehicle in order to preserve our cash resources and link compensation with stockholder return. Our board believes that this link between compensation and the achievement of both annual and long-term objectives has helped drive our performance over time, and does not encourage excessive risk-taking by our executive leadership team. In addition, consistent with our culture of citizen-ownership, each element of our compensation program is broadly available across our company, and our executive officers do not receive any material perquisites or other personal benefits.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, our company performed in line with our expectations during 2010, as evidenced by:

•	progress in each of our four clinical development programs;

•	entry into an important collaboration that we expect to yield a fifth clinical candidate in 2011;

•	program decisions made by our alliance partners at Purdue and Mundipharma that resulted in an additional $110 million in committed research and development funding; and

•	key additions to our executive leadership team.

Our contingent cash compensation and merit stock option programs were funded in a manner consistent with this performance, near the mid-point of the specified ranges. Other than awards made in connection with changes in our management team, no material modifications to our compensation programs were introduced in 2010, nor do we anticipate such changes in 2011, as we believe our executive compensation program has been consistent with our overall compensation philosophy for some time.

We are submitting the following resolution for a vote by our stockholders at the annual meeting:

RESOLVED, that the stockholders of Infinity Pharmaceuticals, Inc. (“Infinity”) approve, on an advisory (non-binding) basis, the compensation paid to Infinity’s named executive officers, as such compensation is described in the Compensation Discussion and Analysis section, the Summary Compensation Table, and the related compensation tables, notes and narrative disclosure in the proxy statement for Infinity’s 2011 Annual Meeting of Stockholders.

As an advisory vote, this vote is not binding on our company, our board, or our Compensation Committee. However, our Compensation Committee and board of directors value the opinions to be expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Our board of directors recommends that you vote “FOR” approval of the compensation paid to the company’s named executive officers, as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative disclosure set forth in this proxy statement.

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE

ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also enables our stockholders to indicate how frequently they believe we should seek an advisory vote on executive compensation (as described in Proposal No. 2). Accordingly, we are asking our stockholders to cast a non-binding, advisory vote regarding the frequency of future executive compensation advisory votes. We are providing stockholders the option of selecting a frequency of one, two or three years, or abstaining from voting on this proposal.

After careful consideration, our board recommends that our stockholders select a frequency of three years, based on the following rationale:

•

A triennial approach provides regular input by stockholders, while allowing stockholders to better judge our compensation programs in relation to our long-term performance. This benefits our institutional and other stockholders, who have historically held our stock over the long term.

•

Our executive compensation program is designed to operate over the long-term and is designed to support long-term value creation. Equity awards, mainly in the form of stock options that vest over multiple-year periods, are an important component of our executives’ compensation. Stock options provide significant leverage if our long-term growth objectives are achieved, while placing a significant portion of our executives’ compensation at risk if our long-term objectives are not achieved.

•

A triennial vote will provide our Compensation Committee and our board sufficient time to thoughtfully evaluate the results of the most recent advisory vote on executive compensation, discuss the implications of the vote with our stockholders and develop and implement any changes to our executive compensation program that our Compensation Committee and our board may deem appropriate in light of the vote. A triennial vote will also allow for any such changes to our executive compensation program to be in place long enough for stockholders to see and evaluate the effectiveness of the changes.

•

We have in the past been, and expect in the future to continue to be, engaged with our stockholders on a number of topics and in a number of forums. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding their views on our executive compensation program.

This advisory vote on the frequency of future advisory votes on executive compensation is not binding on our company, our board of directors, or our Compensation Committee. Stockholders are not being asked to approve or disapprove of the board’s recommendation, but rather to indicate their own choice among the frequency options.

Our board of directors recommends that you vote “THREE YEARS” as the frequency for future advisory votes on the compensation of our named executive officers.

PROPOSAL 4—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Although stockholder approval of the selection of Ernst & Young LLP is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved by our stockholders at the 2011 annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the 2011 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Our board of directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2011 fiscal year.

OTHER MATTERS

Our board of directors is not aware of any other matters that are likely to be brought before the 2011 annual meeting. If other matters are properly brought before the 2011 annual meeting, including a proposal to adjourn the meeting to permit the solicitation of additional proxies in the event that one or more proposals have not been approved by a sufficient number of votes at the time of the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

We hope that you will attend the annual meeting. Whether or not you plan to attend, we urge you to vote your shares over the Internet or by telephone, or complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

INFINITY PHARMACEUTICALS, INC. C/O AMERICAN STOCK TRANSFER 6201 15TH AVE. BROOKLYN, NY 11219

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the on-screen instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):

1.	Election of Directors	For	Against	Abstain

01	Martin Babler	☐	☐	☐

02	Anthony B. Evnin, Ph.D.	☐	☐	☐

03	Steven H. Holtzman	☐	☐	☐

04	Eric S. Lander, Ph.D.	☐	☐	☐

05	Patrick P. Lee	☐	☐	☐

06	Arnold J. Levine, Ph.D.	☐	☐	☐

07	Thomas J. Lynch, M.D.	☐	☐	☐

08	Adelene Q. Perkins	☐	☐	☐

09	Ian F. Smith	☐	☐	☐

10	James B. Tananbaum, M.D.	☐	☐	☐

11	Michael C. Venuti, Ph.D.	☐	☐	☐

Please sign exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

Signature [PLEASE SIGN WITHIN BOX]	Date

The Board of Directors recommends you vote FOR the following proposal:
			For	Against	Abstain

2.	Advisory vote to approve the compensation of our named executive officers.		☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:
		3 Years	2 Years	1 Year	Abstain

3.	Advisory vote on the frequency of advisory votes to approve the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

4.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2011 fiscal year.		☐	☐	☐

	Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.infi.com/proxy.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

INFINITY PHARMACEUTICALS, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 18, 2011

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Adelene Q. Perkins, Gerald E. Quirk and Christopher M. Lindblom, or each of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2011 Annual Meeting of Stockholders of Infinity Pharmaceuticals, Inc. and at any adjournments or postponements thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS NUMBER 2 AND 4, AND FOR “3 YEARS” ON PROPOSAL 3.

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

UNLESS SUBMITTING A PROXY FOR THESE SHARES OVER THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE